Exhibit 2.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

by and among

EXPLORER HOLDINGS, INC.,

EXPLORER ACQUISITION CORP.

and

ERESEARCHTECHNOLOGY, INC.

dated as of April 9, 2012

i

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

iii

INDEX OF EXHIBITS

Exhibit A	Form of Limited Guaranty

Exhibit B	[Reserved]

Exhibit C	Certificate of Incorporation of Surviving Corporation

Exhibit D	Form of FIRPTA Certificate

i

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of April 9, 2012 by and among Explorer Holdings, Inc., a Delaware corporation (“Parent”), Explorer Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Subsidiary”), and eResearchTechnology, Inc., a Delaware corporation (the “Company”).

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (“DGCL”), Parent, Merger Subsidiary and the Company will enter into a business combination transaction pursuant to which Merger Subsidiary will merge with and into the Company (the “Merger”);

WHEREAS, the Board of Directors of the Company has, on the terms and subject to the conditions set forth herein, (i) determined that the transactions contemplated by this Agreement are in the best interests of the stockholders of the Company, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, in accordance with the DGCL, and (iii) determined to recommend that the Company’s stockholders adopt this Agreement;

WHEREAS, the Boards of Directors of Parent and Merger Subsidiary have, on the terms and subject to the conditions set forth herein, approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger; and

WHEREAS, concurrently with the execution of this Agreement, Genstar Capital Partners VI, L.P., an affiliate of Parent and Merger Subsidiary (“Guarantor”), has entered into a Limited Guaranty (the “Limited Guaranty”), substantially in the form attached hereto as Exhibit A in favor of the Company with respect to certain of the obligations of Parent and Merger Subsidiary arising under, or in connection with, this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties hereto agree as follows:

ARTICLE 1

THE MERGER

Section 1.01. The Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., New York time, as soon as practicable (and, in any event, within two Business Days) after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in Article 9 (excluding conditions that, by their terms, are satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto; provided, however, that if the Marketing Period has not ended at the time of the satisfaction or waiver (to the extent permitted hereunder) of the conditions set forth in Article 9 (excluding conditions that, by their terms, are satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions), the Closing shall occur on the earlier to occur of (x)

any Business Day during the Marketing Period as may be specified by Parent on no less than three Business Days’ prior notice to the Company and (y) the final day of the Marketing Period, in each case subject to satisfaction or waiver (to the extent permitted hereunder) of the conditions set forth in Article 9, or at such other time and on a date as agreed to in writing by the parties (the “Closing Date”). The Closing shall be held at the offices of Pepper Hamilton LLP, 3000 Two Logan Square, Eighteenth and Arch Streets, Philadelphia, PA 19103, unless another place is agreed to by the parties hereto.

Section 1.02. The Merger.

(a) As soon as practicable on the Closing Date, the Company and Merger Subsidiary shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or such later time as is specified in the Certificate of Merger and as is agreed to by the parties hereto, being hereinafter referred to as the “Effective Time”) and shall make all other filings or recordings required under the DGCL in connection with the Merger.

(b) At the Effective Time, Merger Subsidiary shall be merged with and into the Company in accordance with the DGCL, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”). From and after the Effective Time, the Surviving Corporation shall possess all the properties, rights, privileges, immunities, powers and franchises and be subject to all of the debts, obligations and liabilities of the Company and Merger Subsidiary, all as provided under the DGCL.

ARTICLE 2

EFFECTS OF THE MERGER

Section 2.01. Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

(a) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Company Restricted Stock Awards, Excluded Shares and Appraisal Shares) (each a “Company Share”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted at the Effective Time into and represent the right to receive $8.00 in cash, without interest (the “Merger Consideration”). At the Effective Time, all such Company Shares shall cease to be outstanding, shall be cancelled and shall cease to exist and each certificate (“Certificate”) or book entry previously representing any such shares (“Book Entry Shares”) shall thereafter represent only the right to receive the Merger Consideration, in respect of such shares upon the surrender of such Certificate or Book Entry Shares in accordance with Section 2.02 (or in the case of a lost, stolen or destroyed Certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 2.07).

(b) Cancellation of Parent-Owned, Merger Subsidiary-Owned and Company-Owned Company Common Stock. Each share of Company Common Stock issued or outstanding immediately prior to the Effective Time owned by Parent, Merger Subsidiary or any other Subsidiary of Parent and shares owned by the Company or any Subsidiary of the Company (collectively, the “Excluded Shares”), shall automatically be cancelled, extinguished without payment of any consideration therefor and shall cease to exist.

(c) Capital Stock of Merger Subsidiary. Each share of common stock of Merger Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and non-assessable share of common stock, par value $0.0001 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 2.02. Surrender and Payment.

(a) Prior to the Effective Time, Parent shall appoint an exchange agent (the “Exchange Agent”) reasonably acceptable to the Company for the purpose of exchanging Certificates or Book Entry Shares representing Company Shares for the applicable Merger Consideration. Immediately upon completion of the Merger, Parent shall deposit with the Exchange Agent, the Merger Consideration to be paid in accordance with this Article 2. Promptly after the Effective Time and, in any event, not later than the third Business Day following the Closing Date, the Surviving Corporation shall send, or shall instruct the Exchange Agent to send, to each record holder of Company Shares at the Effective Time a letter of transmittal, which shall be in a form reasonably acceptable to Company, and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or Book Entry Shares to the Exchange Agent) for use in such exchange.

(b) Each holder of Company Shares shall be entitled to receive the Merger Consideration in respect of the Company Common Stock represented upon surrender to the Exchange Agent of a Certificate or Certificates (or affidavits of loss in lieu thereof (and bond, if required) as provided in Section 2.07 or, in the case of Book Entry Shares, upon adherence to the procedures as set forth in the letter of transmittal) representing such shares, together with a properly completed letter of transmittal. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates.

(c) Promptly after the Effective Time and, in any event, not later than the third Business Day following the Closing Date, the Surviving Corporation shall send, or shall instruct the Exchange Agent to send, to each record holder of a Company Stock Option or a Company Restricted Stock Award in respect of which a cash payment is payable at the Effective Time under Section 2.04 a notice summarizing such holder’s rights under this Agreement with respect to such award and setting forth any procedures that such holder must follow to receive payment.

(d) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the Book Entry Share is registered, it shall be a condition to such payment that either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such book entry shall be properly transferred, and the Person requesting such payment shall pay to the Exchange Agent any transfer or other similar Tax required as a result of such payment to a Person other than the registered holder of such Certificate or Book Entry Share or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(e) The payment of the applicable Merger Consideration upon the surrender of Certificates or Book Entry Shares in accordance with the terms hereof shall be deemed to have been payment in full satisfaction of all rights pertaining to the Company Common Stock formerly represented by such Certificate or Book Entry Share. From and after the Effective Time, there shall be no further registration of transfers of Company Shares on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates or Book Entry Shares are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

(f) Any portion of the Merger Consideration deposited with the Exchange Agent pursuant to Article 2 (and any interest or other income earned thereon) that remains unclaimed by holders of Company Shares six months after the Effective Time shall be returned to the Surviving Corporation, upon demand, and any such holder who has not exchanged such Company Shares for the Merger Consideration in accordance with this Section 2.02 prior to that time shall thereafter look to Surviving Corporation only as general creditors thereof with respect to any Merger Consideration in respect of such Company Shares without any interest thereon. Notwithstanding the foregoing, Surviving Corporation shall not be liable to any holder of Company Shares for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of Company Shares at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by Applicable Law, the property of Surviving Corporation or its designee free and clear of any claims or interest of any Person previously entitled thereto.

Section 2.03. Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock (including shares of Restricted Stock) issued and outstanding immediately prior to the Effective Time that are held by any holder who (i) has not voted such shares of Company Common Stock in favor of the Merger at the Stockholder Meeting, (ii) is entitled to demand and properly demands appraisal of such shares pursuant to Section 262 of the DGCL (“Section 262”) and complies in all respects with the provisions of Section 262, and (iii) has not effectively withdrawn, forfeited or otherwise lost the right to demand relief as a dissenting stockholder under the DGCL as of the Effective Time (the “Appraisal Shares”), shall not be converted into the right to receive the Merger Consideration as provided in Sections 2.01(a) and 2.04 and pursuant to the procedures for the payment of Merger Consideration (as Company Shares) in Section 2.02, but instead such holder of Appraisal Shares shall only be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262. At the Effective Time, all Appraisal Shares shall automatically be cancelled and shall cease to exist or be outstanding, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except such rights as are granted under Section 262. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the rights of such holder under Section 262 shall cease to exist and such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive such holder’s Merger Consideration as provided in Sections 2.01(a) and 2.04. The Company shall provide prompt written notice to Parent of any demands for appraisal of any shares of Company Common Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relates to such demand, and Parent shall have the opportunity and right to direct all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle or otherwise negotiate, any such demands, or agree to do any of the foregoing.

Section 2.04. Company Stock Options; Company Restricted Stock Awards; Corporate Actions.

(a) Company Stock Options. At the Effective Time, each then outstanding and unexercised Company Stock Option (vested or unvested) granted under any Company Stock Plan, shall become fully vested, and shall be cancelled and converted into the right to receive, as soon as reasonably practicable after the Effective Time, a cash payment equal to (i) the excess, if any, of (A) the Merger Consideration over (B) the per share exercise price of such Company Stock Option, multiplied by (ii) the number of Company Shares covered by such option, less any required withholding Taxes imposed on the recipient of such payment with respect to such payment. Each holder of a Company Stock Option with a per share exercise price that is equal to or greater than the Merger Consideration shall not be entitled to receive any payment with respect to such Company Stock Options, which shall be cancelled effective as of the Effective Time. From and after the Effective Time, each Company Stock Option, whether vested or unvested, shall no longer represent the right to purchase shares of Company Common Stock, but in lieu thereof shall represent only the nontransferable right to receive a cash payment, if any, pursuant to this Agreement.

(b) Company Restricted Stock Awards. At the Effective Time, each share underlying a Company Restricted Stock Award, shall become free of any forfeiture restriction and converted into the right to receive, as soon as reasonably practicable after the Effective Time, an amount in cash equal to the Merger Consideration, less any required withholding Taxes imposed on the recipient of such payment with respect to such payment.

(c) Corporate Actions. At or prior to the Effective Time, the Board of Directors (or, if appropriate, any committee thereof administering the Company Stock Plans) shall adopt such resolutions and take such other actions (including adopting any plan amendments and authorizing the Company’s entrance into any necessary option termination agreements) as are required to implement the provisions of Sections 2.04(a) and (b) and to terminate the Company Stock Plans at the Effective Time.

Section 2.05. Adjustments. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur, including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, but excluding any change in the number of outstanding Company Shares that results from any exercise of Company Stock Options outstanding as of the date hereof, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

Section 2.06. Withholding Rights. Each of Merger Subsidiary, the Surviving Corporation, Parent, any of their Affiliates and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to Article 2 such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of any state, local or foreign Tax law. If Merger Subsidiary, the Surviving Corporation, Parent, any Affiliate thereof or the Exchange Agent, as the case may be, so withholds amounts, such amounts shall be (a) paid over to the applicable Governmental Authority in accordance with Applicable Law and (b) treated for all purposes of this Agreement as having been paid to the Person in respect of which Merger Subsidiary, the Surviving Corporation, Parent, any Affiliate thereof or the Exchange Agent, as the case may be, made such deduction and withholding.

Section 2.07. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Company Shares formerly represented by such Certificate, as contemplated under this Article 2.

ARTICLE 3

THE SURVIVING CORPORATION

Section 3.01. Certificate of Incorporation. The certificate of incorporation of the Company shall be amended at the Effective Time as set forth in Exhibit C and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with the terms thereof or as provided by Applicable Law (subject to Section 7.03(e)).

Section 3.02. Bylaws. As of the Effective Time, by virtue of the Merger and without any action on the part of Merger Subsidiary or the Company, the Bylaws of the Surviving Corporation shall be amended and restated to read the same as the Bylaws of Merger Subsidiary as in effect immediately prior to the Effective Time, until thereafter changed or amended as provided therein, by the certificate of incorporation of the Surviving Corporation or by Applicable Law (subject to Section 7.03(e)), except that the Bylaws shall be amended to reflect that the name of the Surviving Corporation shall be “eResearchTechnology, Inc.”.

Section 3.03. Directors and Officers.

(a) The parties hereto shall take, or cause to be taken, all necessary actions so that the directors of Merger Subsidiary immediately prior to the Effective Time be the directors of the Surviving Corporation from and after the Effective Time, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation or the Bylaws of the Surviving Corporation and with Applicable Law.

(b) The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation from and after the Effective Time, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation or the Bylaws of the Surviving Corporation and with Applicable Law.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Subsidiary that, except as disclosed (a) in the disclosure schedule delivered by the Company to Parent simultaneously with the execution of this Agreement (the “Company Disclosure Schedule”), or (b) in the Company SEC Documents filed and publicly available prior to the date of this Agreement, excluding any risk factor disclosures, quantitative or qualitative disclosures about market risk contained therein, or other cautionary, predictive or forward-looking disclosures and excluding exhibits thereto (it being understood that (i) any matter disclosed in the Company Disclosure Schedule or in such Company SEC Documents shall be deemed disclosed with respect to any section of this Article 4 to which the matter relates to the extent the relevance to each such section is readily apparent on its face, and (ii) the disclosure of any matter or item in the Company Disclosure Schedule shall not be deemed to constitute an acknowledgment that such matter or item is required to be disclosed therein or is material to a representation or warranty set forth in this Agreement and shall not be used as a basis for interpreting the terms “material,” “materially,” “materiality” or “Company Material Adverse Effect” or any word or phrase of similar import and does not mean that such matter or item would, alone or together with any other matter or item, reasonably be expected to have a Company Material Adverse Effect):

Section 4.01. Corporate Existence and Power.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers required to carry on its business as now conducted. The Company is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. A list of jurisdictions in which the Company is so qualified is set forth on Section 4.01(a) of the Company Disclosure Schedule. The Company

has made available to Parent complete and correct copies of the certificate of incorporation and bylaws of the Company as currently in effect and all amendments thereto as of the date hereof.

(b) Section 4.01(b) of the Company Disclosure Schedule sets forth a complete and correct list of each Subsidiary of the Company and its jurisdiction of incorporation or organization. Each Subsidiary of the Company is a corporation or other business entity duly incorporated or organized (as applicable), validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has all corporate or other organizational powers required to carry on its business as now conducted. Each such Subsidiary is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. A list of jurisdictions in which each Subsidiary is so qualified is set forth on Section 4.01(b) of the Company Disclosure Schedule. No Subsidiary has been dissolved and there are no reasons which would justify an administrative cancellation. No insolvency or similar proceedings have been initiated or applied for with respect to a Subsidiary and no reasons exist why such proceedings would need to be initiated, including any Subsidiary being over-indebted or unable to pay its debts as they become due, and no such inability to pay debts is imminent.

Section 4.02. Corporate Authorization.

(a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and, except for obtaining the Stockholder Approval, have been duly and validly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock in favor of the approval of the Merger and adoption of this Agreement (the “Stockholder Approval”) is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger and the other transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by Parent and Merger Subsidiary, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity. No “moratorium”, “control share”, “fair price”, “affiliate transaction”, “business combination” or other anti–takeover laws and regulations of any Governmental Authority (“Takeover Laws”) is applicable to the Company, the Company Shares, the Merger or the other transactions contemplated by this Agreement. As of the date hereof, the Company does not have in effect any shareholder rights plan or “poison pill.”

(b) The Company’s Board of Directors, at a meeting duly called and held prior to the execution of this Agreement duly adopted, by unanimous vote of directors present, resolutions declaring that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company’s stockholders, approving and declaring advisable this Agreement, the Merger and the other transactions contemplated hereby, and directing that the adoption of this Agreement be submitted to the holders of shares of Company Common Stock at the Stockholder Meeting (the “Board Recommendation”).

Section 4.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of (A) the HSR Act and (B) any Applicable Law analogous to the HSR Act or otherwise regulating antitrust, competition or merger control matters and in each case existing in foreign jurisdictions (“Foreign Competition Laws”), (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable U.S. state or federal securities laws or the rules of Nasdaq; and (iv) such consents, approvals, authorizations, permits, filings or notifications the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.04. Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby do not and will not (i) assuming the accuracy of the representation in Section 5.08, contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company or the comparable governing documents of any of its Subsidiaries, (ii) contravene, conflict with, or result in a violation or breach of any provision of any Applicable Law or Order, (iii) assuming compliance with the matters referred to in Section 4.03, require any consent or other action by any Person under, violate, result in a breach, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, modification, acceleration or other change of any right or obligation or the loss of any benefit (with or without notice or lapse of time or both) under, any provision of any Material Contract binding upon the Company or any of its Subsidiaries or any Governmental Authorization affecting, or relating in any way to, the assets or business of the Company or any of its Subsidiaries, or (iv) result (with or without notice or lapse of time or both) in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries other than Liens created by Parent, with only such exceptions, in the case of each of clauses (ii), (iii) and (iv), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.05. Capitalization.

(a) The authorized capital stock of the Company consists of 175,000,000 shares of Company Common Stock and 500,000 shares of preferred stock. As of the close of business on April 5, 2012, there were outstanding, (i) 49,383,891 shares of Company Common Stock (including Company Restricted Stock Awards), (ii) no shares of preferred stock of the Company, (iii) Company Stock Options to purchase an aggregate of 5,383,204 shares of Company Common Stock (of which Company Stock Options to purchase an aggregate of 3,261,492 shares of Company Common Stock were exercisable) and (iv) Company Restricted Stock Awards with respect to an aggregate of 355,846 shares of Company Common Stock (of which 95,864

Company Restricted Stock Awards had vested with respect to an aggregate of 95,864 shares of Company Common Stock). As of the close of business on April 5, 2012, other than 3,992,522 shares reserved for issuance under the Company Stock Plans, the Company has no shares reserved for issuance. All outstanding shares of Company Common Stock have been, and all shares that may be issued pursuant to any Company Stock Plans will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are (or, in the case of shares that have not yet been issued, will be) fully paid, nonassessable and free of preemptive rights.

(b) Section 4.05(b) of the Company Disclosure Schedule sets forth, as of the close of business on April 5, 2012, a complete and correct list of all outstanding Company Stock Options and Company Restricted Stock Awards, including with respect to each such option or stock award (as applicable), the number of shares subject to such option or award, the name of the holder, the grant date, the exercise price per share, and the expiration date, and whether the option is an “incentive stock option” under Section 422 of the Code or a non-qualified stock option. The company stock plans set forth on Section 4.05(b) of the Company Disclosure Schedule (the “Company Stock Plans”) are the only plans or programs the Company or any of its Subsidiaries maintains under which stock options, stock appreciation rights, restricted stock, restricted stock units, long term performance awards, performance shares or other compensatory equity-based awards have been granted and remain outstanding or may be granted.

(c) The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into, exercisable or exchangeable for securities having the right to vote) on any matters on which the stockholders may vote. Except (y) for changes since April 5, 2012 resulting from the exercise of Company Stock Options outstanding on such date or (z) for issuances of shares of Company Common Stock and grants of Company Stock Options permitted under the terms of this Agreement, there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, (iii) options, warrants or other rights or arrangements to acquire from the Company, or other obligations or commitments of the Company to grant or issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for capital stock or other voting securities or ownership interests in, the Company, (iv) restricted shares, restricted share units, stock appreciation rights, long term performance awards, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities or ownership interests in, the Company (the items in clauses (i)-(iv) being referred to collectively as the “Company Securities”), (v) voting trusts, proxies or other similar agreements or understandings to which Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound with respect to the voting of any shares of capital stock of Company or any of its Subsidiaries, (vi) obligations or commitments of any character restricting the transfer of, or requiring the registration for sale of, any shares of capital stock of Company or any of its Subsidiaries, or (vii) obligations or commitments of any character of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities. No Company Securities are owned by any Subsidiary of the Company.

Section 4.06. Subsidiaries

(a) All of the outstanding capital stock of, shares in, or other voting securities or ownership interests in, each Subsidiary of the Company is fully paid and owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock, shares or other voting securities or ownership interests), and free of any additional payment obligations. With respect to such capital stock, shares, other voting securities and ownership interests, no open or hidden repayments of capital, hidden distributions of profit or hidden contributions in kind have been made. There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into, or exchangeable for, shares of capital stock, shares in or other voting securities or ownership interests in any Subsidiary of the Company, (ii) options, warrants or other rights or arrangements to acquire from the Company or any of its Subsidiaries, or other obligations or commitments of the Company or any of its Subsidiaries to issue, any capital stock of, shares in, or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock of or other voting securities or ownership interests in, any Subsidiary of the Company, or (iii) restricted shares, stock appreciation rights, long term performance awards, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities or ownership interests in, any Subsidiary of the Company (the items in clauses (i)-(iii), in addition to all shares of capital stock or voting securities of the Company’s Subsidiaries, being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities. No Subsidiary has entered into a Contract with any third party with respect to the governance or control of a Subsidiary or obligating a Subsidiary to subordinate its management or transfer its profit to a third party. No silent participations or other rights of third parties to participate in the revenues, profits, assets, equity (or the value thereof) of any Subsidiary exist.

(b) Neither the Company nor any of its Subsidiaries directly or indirectly owns any equity, ownership, profit, voting or similar interest in or any interest convertible, exchangeable or exercisable for, any equity, profit, voting or similar interest in, any Person (other than a Subsidiary of the Company).

(c) As of the Company Balance Sheet Date, the Company’s foreign Subsidiaries had approximately $20,000,000 of cash or cash equivalents that could be repatriated to the United States (by dividend, distribution or other means), without assessed Tax in excess of $1,600,000. The Company and its Subsidiaries will have no less than $45,000,000 (less the cost of the premium of the Prepaid Tail Policy and less up to $2,500,000 of the Company’s other out-of-pocket fees and expenses incurred in connection with this Agreement and the Merger and paid prior to the Closing Date) of cash and cash equivalents on the Closing Date, including cash and cash equivalents available to be repatriated to the United States without assessed Tax in excess of $1,600,000.

Section 4.07. SEC Filings and the Sarbanes-Oxley Act.

(a) The Company has filed with or furnished to the SEC each material report, statement, schedule, form, prospectus or other document or filing required by Applicable Law to be filed or furnished at or prior to the time so required since January 1, 2010 (such documents, together with all information incorporated by reference therein in accordance with applicable SEC regulations, are collectively referred to in this Agreement as the “Company SEC Documents”). No Subsidiary of the Company is required to file or furnish any report, statement, schedule, form, prospectus or other document with, or make any other filing with, or furnish any other material to, the SEC.

(b) As of its filing date (and as of the date of any amendment), each Company SEC Document complied, and each such Company SEC Document filed subsequent to the date hereof will comply, as to form and substance, in all material respects, with the applicable requirements of the Securities Act and the Exchange Act, as the case may be.

(c) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document filed pursuant to the Exchange Act did not, and each such Company SEC Document filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (provided that the Company makes no representation or warranty with respect to information furnished in writing by Parent or Merger Subsidiary specifically for inclusion or use in any such Company SEC Documents). As of the date hereof, there are no material outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Documents.

(d) Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, did not, and each such Company SEC Document filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e) To the extent required by the Sarbanes-Oxley Act, each required form, report and document containing financial statements that has been filed with or submitted to the SEC by the Company since January 1, 2010, was accompanied by the certifications required to be filed or submitted by the Company’s principal executive officer and/or principal financial officer, as required, pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act.

(f) The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities. Such disclosure controls and procedures are effective in accumulating and communicating to the Company’s management, including its principal executive officer and principal financial officer, information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act to allow timely decisions regarding required disclosure.

(g) Since January 1, 2010, the Company has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with U.S. GAAP. The Company has disclosed, based on its most recent evaluation of internal control over financial reporting prior to the date hereof, to the Company’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has made available to Parent a summary of any such disclosure made by management to the Company’s auditors and audit committee since January 1, 2010. Since January 1, 2010, any material change in internal control over financial reporting or failure or inadequacy of disclosure controls required to be disclosed in any Company SEC Documents has been so disclosed.

(h) Except for matters reflected or reserved against in the consolidated balance sheet of the Company as of December 31, 2011 (or the notes thereto) included in the Company SEC Documents, neither the Company nor any of the Company Subsidiaries has any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise, and whether or not required to be recorded or reflected on a balance sheet under GAAP) of any nature, except liabilities and obligations that (A) were incurred since December 31, 2011 in the ordinary course of business, (B) are incurred pursuant to this Agreement or (C) have not had and would not reasonably be expected to constitute, individually or in the aggregate, a Company Material Adverse Effect.

(i) Since January 1, 2010, the Company is, and has been, in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act.

Section 4.08. Financial Statements. The audited consolidated financial statements (including related footnotes where applicable) and unaudited consolidated interim financial statements of the Company included in the Company SEC Documents (i) comply as to form, as of their respective filing dates with the SEC, in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the footnotes thereto and, in the case of unaudited statements, for the absence of footnotes and the condensation or omission of certain information as permitted under the Exchange Act), and (iii) fairly present (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations, cash flows and changes in stockholders’ equity for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

Section 4.09. Disclosure Documents.

(a) Each document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated to the Company’s stockholders in connection with the transactions contemplated by this Agreement (the “Company Disclosure Documents”), including the proxy statement of the Company, form of proxy, letter to stockholders and notice of meeting (the “Company Proxy Statement”), as supplemented or amended, if applicable, at the time such Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time such stockholders vote on adoption of this Agreement, and (b) any Company Disclosure Document (other than the Company Proxy Statement), at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.09 will not apply to statements or omissions included in the Company Disclosure Documents based upon information furnished to the Company in writing by Parent or Merger Subsidiary specifically for use therein.

Section 4.10. Absence of Certain Changes. Between the Company Balance Sheet Date and the date of this Agreement, (i) there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (ii) the business of the Company and each of its Subsidiaries has been conducted only in the ordinary course consistent with past practice (except as expressly contemplated by the transactions pursuant to this Agreement), and (iii) neither the Company nor any of its Subsidiaries has taken or committed to take any of the actions set forth in Sub-Sections (b), (c), (d), (e), (f), (g), (h), (i) or (l) of Section 6.01.

Section 4.11. Litigation

(a) As of the date hereof, there is (a) no claim, suit, action, investigation, indictment or arbitration or other proceeding (“Action”) pending or, to the Company’s knowledge, threatened by or against the Company or any of its Subsidiaries; and (b) no judgment, order, injunction, decree, stipulation or award (whether rendered by a court, administrative agency, or by arbitration, pursuant to a grievance or other procedure) against or relating to the Company or any of its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) As of the date hereof, there is no claim, suit, action, investigation, indictment, arbitration or other proceedings pending or, to the Company’s knowledge, threatened against Company that would reasonably be expected to have the effect of preventing, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement.

(c) As of the date of this Agreement, to the Company’s knowledge, no officer or director of the Company or its Subsidiaries is a defendant in any claim, action, suit, proceeding, arbitration, mediation or governmental investigation in connection with his or her status as an officer or director of the Company or any of its Subsidiaries.

The representations and warranties set forth in this Section 4.11 do not apply with respect to Taxes.

Section 4.12. Compliance with Applicable Law and Orders

(a) The Company and each of its Subsidiaries is and since January 1, 2010 has been in compliance in all material respects with all Applicable Laws and Orders. Neither the Company nor any of its Subsidiaries has received any written notice since January 1, 2010 (i) of any administrative or civil, or criminal investigation or audit (other than Tax audits) by any Governmental Authority relating to the Company or any of its Subsidiaries, or (ii) from any Governmental Authority alleging that the Company or any of its Subsidiaries are not in compliance with any Applicable Law or Order where such non-compliance would constitute a Company Material Adverse Effect.

(b) Each of the Company and its Subsidiaries has in effect all material Governmental Authorizations necessary for it to own, lease or otherwise hold and to operate its properties and assets and to carry on its businesses and operations as now conducted. There has not occurred any material default (with or without notice or lapse of time or both), suspension, reconsideration, or imposition of penalties or fines, under, violation of, or event giving rise to any right of termination, amendment, suspension, reconsideration, revocation, non-renewal, adverse modification or cancellation of any such Governmental Authorizations.

Except as specifically set forth in Section 4.12(a), the representations and warranties set forth in this Section 4.12 do not apply with respect to Taxes.

Section 4.13. Material Contracts.

(a) Except for this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by any Contract (i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Company SEC Documents; (ii) which constitutes a Contract relating to any Indebtedness (in either case, whether incurred, assumed, guaranteed or secured by any asset) in excess of $500,000; (iii) which contains any provision that would materially restrict or affect the conduct of business of the Company or its Subsidiaries; (iv) that (A) contains most favored customer pricing provisions or (B) grants any exclusive rights or licenses, or (C) grants any rights of first refusal, rights of first negotiation or similar rights to any Person, in each case under this clause (C) in a manner which is material to the business of the Company and its Subsidiaries, taken as a whole; (v) which was entered into after January 1, 2009 or not yet consummated for the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of another Person for aggregate consideration in excess of $500,000 (other than acquisitions or dispositions of assets in the ordinary course of business) or pursuant to which the Company or any of its Subsidiaries has continuing “earn out” or other contingent payment or indemnification obligations (but excluding indemnification obligations with respect to any retained liabilities), in each case, that would reasonably be expected to result in payments in excess of $500,000; (vi) which by its terms calls for payments to or by the Company or its Subsidiaries of more than $500,000 per year, other than those that can be terminated by the Company or any of its

Subsidiaries on less than ninety days’ notice without payment by the Company or any of its Subsidiaries of any material penalty; (vii) which is a license agreement that is material to the business of the Company and its Subsidiaries, taken as a whole, pursuant to which the Company or any of its Subsidiaries is a party and which licenses in Intellectual Property or licenses out Intellectual Property owned by the Company or its Subsidiaries, other than non-exclusive license agreements for Software that is generally commercially available on standard terms; (viii) that would be required to be disclosed by Item 404(a) of Regulation S-K under the Exchange Act, or otherwise is entered into between any director or executive officer of the Company or any Subsidiary, on the one hand, and the Company or a Subsidiary of the Company, on the other hand; (ix) with any Governmental Authority; (x) with respect to the creation, operation, management or control of any joint venture, partnership, limited liability or other similar arrangement; (xi) that constitutes a material manufacturing, supply, distribution or marketing agreement; (xii) with respect to a lease or sublease pursuant to which the Company or any of its Subsidiaries leases or occupies real property; (xiii) with a Material Customer or Material Supplier; or (xiv) that involves any exchange traded or over the counter swap, forward, future, option, cap, floor or collar financial contract, or any other interest rate or foreign currency protection contract. Each Contract of the type described in clauses (i) through (xiv) of this Section 4.13, whether or not set forth in the Company Disclosure Schedule or in the Company SEC Documents, is referred to as a “Material Contract.”

(b) Neither the Company nor any Subsidiary of the Company is in breach or violation of, or default under a Material Contract, and no event has occurred that with notice or lapse of time or both would constitute a breach, violation or default thereunder by the Company or any of its Subsidiaries that is a party thereto, except in each case as, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect. Neither the Company nor any Subsidiary of the Company has received notice that any other party is (or intends to be) in material breach or violation of, or default under, any Material Contract. To the Company’s knowledge, no party to any Material Contract is in material breach or violation of, or default under, the terms of any Material Contract. Each Material Contract is a valid and binding obligation of the Company or the Subsidiary of the Company which is party thereto and, to the Company’s knowledge, of each other party thereto, and is in full force and effect except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity and except for such failures to be valid and binding or to be in full force and effect that, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect.

(c) Complete and correct copies of each Material Contract in existence as of the date hereof have been made available by the Company to Parent prior to the date hereof.

Section 4.14. Taxes

(a) All material Tax Returns required to have been filed by each of the Company and its Subsidiaries have been timely filed (taking into account extensions of time to file), and each such Tax Return is true, correct and complete in all material respects. All Taxes due and payable by Company or any of its Subsidiaries (and shown on a filed Tax Return) have been paid. The

Company and each of its Subsidiaries have maintained all material records in relation to Tax as they are required to maintain under Applicable Law.

(b) The material Tax obligations of the Company and its Subsidiaries as of the Company Balance Sheet Date are reserved for in accordance with GAAP in the Company Balance Sheet and, to the extent applicable, on the balance sheet of the relevant non-US Subsidiary in accordance with local laws. Since the Company Balance Sheet Date, neither the Company nor any of its Subsidiaries has incurred any material liability for Taxes as a result of transactions entered into outside the ordinary course of business consistent with past practice.

(c) There is no current, pending or, to the Company’s knowledge, threatened, action, audit, dispute, examination, investigation or claim in respect of Taxes against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries have received a written claim from a Governmental Authority in a jurisdiction where any of the Company or its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. The Company and each of the Subsidiaries have not in the past five years had a permanent establishment or a branch office in a jurisdiction other than the jurisdiction in which it is organized. For the purposes of this Section 4.14(c), “permanent establishment” has the meaning ascribed to it under any applicable Tax treaty.

(d) There are no Liens on any of the assets of the Company or any of its Subsidiaries with respect to Taxes other than Permitted Liens.

(e) Subject to exceptions that would not be individually or in the aggregate material, each of the Company and its Subsidiaries has withheld and timely paid to the relevant Governmental Authority all Taxes required to have been withheld and paid.

(f) Neither the Company nor any of its Subsidiaries is currently subject to a waiver of any statute of limitations in respect of material Taxes or any extension of time with respect to a material Tax assessment or deficiency.

(g) Neither the Company nor any of its Subsidiaries has agreed to make a change in accounting method that reasonably could be expected to affect Taxes of the Company or any of its Subsidiaries after the Closing Date.

(h) Neither the Company nor any of its Subsidiaries has been the “distributing corporation” or the “controlled corporation” with respect to a transaction intended to qualify under Section 355 of the Code within the five year period ending as of the date of this Agreement.

(i) Neither the Company nor any of its Subsidiaries individually has, or in aggregate have, an unrecaptured overall foreign loss in excess of $3,000,000 within the meaning of Section 904(f) of the Code.

(j) Neither the Company nor any of its Subsidiaries has requested a private letter ruling or similar advance ruling from any taxing authority. Neither the Company nor any of its Subsidiaries is a party to or bound by any advance pricing agreement or material closing agreement relating to Taxes with any Governmental Authority.

(k) Neither the Company nor any of its Subsidiaries is a party to any agreement the principal purpose of which is Tax sharing, allocation, or indemnification other than agreements solely between the Company and any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has been a member of an affiliated, consolidated, combined, unitary or similar group of which such entity is not currently a member. Neither the Company nor any of its Subsidiaries has or may be held to have any material liability for the Taxes of any Person (other than the Company or any of the Company Subsidiaries) under Treasury regulation section 1.1502-6, sections 73, 75 of the German General Tax Act or any similar provision of state, local or foreign Applicable Law or by reason of being a transferee or successor of such Person.

(l) Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of the Treasury regulations under Section 6011 of the Code.

(m) The Company and each of its Subsidiaries are in compliance in all material respects with all terms and conditions of any material Tax exemption, Tax holiday, or other Tax reduction arrangement or Tax order that applies to any of them, and no Tax exemption, Tax holiday, or Tax order that applies to any of the Company and the Company Subsidiaries will be adversely affected by the transactions contemplated by this Agreement.

(n) The Company and each of its Subsidiaries have fully complied with its obligations under any law relating to VAT. The Company and its Subsidiaries make no supplies other than taxable supplies for the purposes of VAT and obtain full credit for all input tax paid or suffered by them other than input tax which is not available for input tax credit by virtue of the Value Added Tax (Input Tax) Order 1992 (SI 1992/3222).

(o) All documents which are necessary to establish the title of the Company or any of its Subsidiaries to any asset or to enforce any of their rights which are required to be stamped or which are subject to a registration or transfer Tax (whether as a condition to their validity, registrability or otherwise) have been duly stamped or such registration or transfer Tax has been paid (as applicable). No such document which is outside the United Kingdom would attract stamp duty if brought into the United Kingdom.

For purposes of this Agreement, “Tax” or “Taxes” means all federal, state, local, or foreign net or gross income, gross receipts, net proceeds, sales, use, registration, ad valorem, value added, franchise, corporation, bank shares, withholding, payroll, employment, excise, property, deed, transfer, stamp, alternative or add-on minimum, escheat, environmental, profits, windfall profits, transaction, license, lease, service, use, occupation, severance, energy, unemployment, disability, social security, worker’s compensation, capital, premium, contribution or other taxes, customs, duties, levies, or similar governmental charges, together with any interest, penalties, additions to tax, or additional amounts with respect thereto, whether disputed or not and “Tax Return” means any return, election, estimated tax filing, declaration, report or information return or statement required to be filed with a taxing authority, including any schedule, notice, supplement or attachment thereto, and including any amendment thereof.

Section 4.15. Employee Benefit Plans.

(a) Section 4.15 of the Company Disclosure Schedule lists each “employee benefit plan”, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as

amended (“ERISA”), including each multiemployer plan within the meaning of ERISA Section 3(37) (a “Multiemployer Plan”), and each other material stock purchase, stock option, phantom equity, equity compensation, severance, employment, change-in-control, fringe benefit, vacation, paid time off, health and welfare, collective bargaining, bonus, incentive, deferred compensation and each other material employee benefit plan, agreement, program, policy or other arrangement, oral or written, whether or not subject to ERISA, (i) which is maintained or contributed to by the Company or any of its Subsidiaries and under which any current or former employee, consultant or director (or their dependents and/or beneficiaries) of the Company or any of its Subsidiaries has any present or future right to benefits or (ii) under which the Company or any of its Subsidiaries has any present or future liability (each, a “Company Benefit Plan”). “Non-U.S. Plans” means all Company Benefit Plans maintained outside of the United States primarily for the benefit of current or former employees, officers, directors or consultants of the Company or any of its Subsidiaries working outside of the United States or who worked outside of the United States and which are subject to the laws of any jurisdiction outside of the United States. “U.S. Plans” means all Company Benefit Plans other than Non-U.S. Plans.

(b) With respect to each Company Benefit Plan, the Company has delivered or made available to Parent, to the extent applicable, a true and correct copy of: (i) the most recent documents constituting the Company Benefit Plan (including any amendments thereto); (ii) any related trust agreement; (iii) the most recent summary plan description for each such Company Benefit Plan for which a summary plan description is required by ERISA; (iv) for the past three years, actuarial reports or valuations relating to each such Company Benefit Plan subject to Title IV of ERISA; (v) all Form 5500 annual reports and attachments for the past three years, if such reports were required to be filed; (vi) the most recent determination, notification or opinion letter issued by the Internal Revenue Service with respect to each such Company Benefit Plan intended to be qualified under Section 401(a) of the Code; and (vii) all material correspondence with any Governmental Authority relating to any Company Benefit Plan since January 1, 2010.

(c) Neither the Company nor any ERISA Affiliate sponsors, maintains or contributes to, has in the past six years sponsored, maintained or contributed to, or has any current or contingent liability with respect to: (i) a plan subject to Title IV of ERISA (including, without limitation, a Multiemployer Plan); (ii) a “multiple employer plan” (within the meaning of Section 413 of the Code); (iii) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA); or (iv) a plan providing post-employment welfare benefits, except as required under Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code.

(d) With respect to the Company Benefit Plans, no event has occurred and, to the Company’s knowledge, there exists no condition or set of circumstances, in connection with which the Company or any of its Subsidiaries could be subject to any liability that would reasonably be expected to have a Company Material Adverse Effect under ERISA, the Code or any other Applicable Law.

(e) As of the date hereof, there are no pending, or, to the knowledge of Company, threatened, claims by or on behalf of any Company Benefit Plan, by any employee or beneficiary covered under any Company Benefit Plan or otherwise involving any such Company Benefit Plan other than routine claims for benefits and other than any claims that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. No

Company Benefit Plan is the subject of any pending (or to the Company’s knowledge, any threatened) investigation or audit by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Authority. There has been no non-exempt “prohibited transaction” (and there will be none as a result of the transactions contemplated hereby) within the meaning of Section 4975(c) of the Code or Section 406 of ERISA involving the assets of any Company Benefit Plan.

(f) Each U.S. Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the Internal Revenue Service to the effect that the form of such Company Benefit Plan satisfies the requirements of Section 401(a) of the Code. Each Non-U.S. Plan intended to be qualified for special tax treatment meets all requirements for such treatment, except for such failures as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. If any Non-U.S. Plan is intended to be funded and/or book-reserved, then such Non-U.S. Plan is funded and/or book-reserved, as appropriate and required by Applicable Law, based upon reasonable actuarial assumptions under Applicable Law of the jurisdiction in which such Non-U.S. Plan is maintained.

(g) All Company Benefit Plans materially conform to, and have been maintained, operated and administered in all material respects with their respective terms and the requirements of ERISA, the Code and all other Applicable Law. Except as contemplated by this Agreement, neither the Company, any of its Subsidiaries or, to the Company’s knowledge, any other person or entity, has made any express or implied commitment, whether legally enforceable or not, to modify, change, or terminate any Company Benefit Plan.

(h) Except for the accelerated vesting of the Company Stock Options and Company Restricted Stock Awards that is to be effected pursuant to Article 2, the execution of and performance of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) result in any payment to or acceleration, vesting or increase in the rights or benefits of any current or former service provider of the Company or its Subsidiaries.

(i) All Company Stock Options, Company Restricted Stock Awards and all other awards granted pursuant to the Company Stock Plans have been duly authorized by the Board of Directors or a duly authorized committee thereof, including approval of the exercise or purchase price and the other substantive terms of any such awards. All Company Stock Options, Company Restricted Stock Awards and all other awards granted pursuant to the Company Stock Plans may be cancelled pursuant to Section 2.04 without the consent of the holders of such awards.

(j) With respect to each U.S. Plan maintained by the Company or any of its Subsidiaries which is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code), (i) such plan has been operated in good faith compliance with Section 409A of the Code and the guidance issued thereunder, (ii) such plan complies in form with Section 409A of the Code and the guidance issued thereunder and (iii) the transaction contemplated by this Agreement will not result in Section 409A of the Code imposing any adverse tax consequences to the participants in such plan (including the inclusion in income of deferred amounts, or any additional tax pursuant to Section 409A(a)(1)(B) of the Code).

(k) Neither the Company nor any of its Subsidiaries has ever contributed towards, been connected or associated with (as those terms are used in the UK Pensions Act 2004) or had any liability in respect of any defined benefit pension plan.

(l) During the 12 month period prior to the Closing Date, neither the Company nor any Subsidiary has been party to any relevant transfer as defined in the UK Transfer of Undertakings (Protection of Employment) Regulations 2006 or similar applicable local legislation (a “Relevant Transfer”) and no employee (or former employee) of the Company or any Subsidiary has transferred to the Company under a Relevant Transfer who at any time prior to the Relevant Transfer was a member of an occupational pension scheme, or was a member of a scheme providing an interest in or option over shares where that scheme has not been materially replicated by the Company or the Subsidiary.

(m) With regard to the Subsidiaries formed under the laws of Germany (“German Subsidiaries”):

(i) Section 4.15(m)(i) of the Company Disclosure Schedule lists all pension grants to employees of the German Subsidiaries, including pension plans maintained or sponsored by any support fund (Unterstützungskasse) or pension fund (Pensionskasse) of which the Company or any of its German Subsidiaries is a sponsor or member. The Company has delivered or made available to Parent, to the extent applicable, a true and correct copy of actuarial reports of the year ended December 31, 2011, and pension coverage insurance agreements.

(ii) All adjustments of pensions in line with the general earnings level (Anpassungsprüfungen) have been made according to Section 16 of the Act on the Improvement of Company Pensions (Gesetz zur Verbesserung der betrieblichen Altersversorgung).

Section 4.16. Labor and Employment Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to, bound by or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or understanding with a labor union or organization. As of the date hereof, there is no (nor has there occurred at any time since January 1, 2009 any) material (i) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries relating to their businesses, (ii) activity or proceeding by a labor union or representative thereof to the Company’s knowledge to organize any employees of the Company or any of its Subsidiaries, or (iii) lockout, strike, slowdown, work stoppage or, to the Company’s knowledge, threat thereof by or with respect to such employees.

(b) There are no complaints, charges or claims against the Company or its Subsidiaries pending or, to the Company’s knowledge, threatened to be brought by or filed with any Governmental Authority based on, arising out of, in connection with, or otherwise relating to the employment or termination of any individual by the Company or its Subsidiaries that, if individually or collectively resolved against the Company or its Subsidiaries, would reasonably be expected to result in material liability to the Company.

(c) The Company and each of its Subsidiaries is in compliance in all material respects with all Applicable Laws and Contracts relating to employment practices, wages, hours and other terms and conditions of employment, employment standards, human rights, occupational safety, workers’ compensation, immigration and plant closings. The Company and each of its Subsidiaries has withheld all amounts required by Applicable Law or by agreement to be withheld from wages, salaries and other payments to its employees, and is not liable in any material respect for any arrears of wages, taxes or penalties for failure to comply with any of the forgoing. Neither the Company nor any of its Subsidiaries has notice of any liability for any payment to any trust or other fund or to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefit obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice).

(d) During the last 90 days there has been no “mass layoff” or “plant closing” as defined in the Worker Adjustment Retraining Notification Act of 1988, as amended, with respect to the Company or any of its Subsidiaries.

(e) With regard to the German Subsidiaries:

(i) Section 4.16(e)(i) of the Company Disclosure Schedule contains a true, complete and accurate list of all collective bargaining agreements (Tarifverträge), works agreements including social plans (Betriebsvereinbarungen inclusive Sozialpläne), collective grants (Gesamtzusagen) and customary rules (betriebliche Übungen) applicable at the German Subsidiaries as of the date hereof. The list also contains all collective bargaining agreements and works agreements which apply due to reference clauses in employment contracts as well as all collective bargaining agreements and works agreements of the legal predecessors of the German Subsidiaries which apply to the German Subsidiaries according to section 613a paragraph 1 sentence 2 of the German Civil Code (Bürgerliches Gesetzbuch).

(ii) No equalizations of interests or social plans (Sozialpläne) have been concluded by the German Subsidiaries or their legal predecessors during the last five years prior to the date hereof.

(iii) All salary claims, bonus claims, social and fringe benefits, social security contributions, payments to tax authorities, vacation payments, sick payments, pension liabilities, severance payments, obligations under social plans and equalizations of interests, legal and other professional fees as well as all other claims by the employees or related to the employment relationships attributable to time periods prior to the date hereof have been fulfilled at maturity.

(iv) No bonus plans, stock option plans, company performance sharing plans or similar plans are applicable to the employees or managing directors of the German Subsidiaries.

(v) As of the date hereof, no job guarantees (Arbeitsplatzgarantien), location guarantees (Standortgarantien), claims to be reemployed (Wiedereinstellungszusagen oder sonstige Wiedereinstellungsansprüche von bereits ausgeschiedenen Arbeitnehmern) or similar claims are in place.

(vi) Section 4.16(e)(vi) of the Company Disclosure Schedule contains a true, complete and accurate list of all provisions regarding working time accounts (Regelungen zu Arbeitszeitkonten) applicable at the German Subsidiaries. No life working time accounts (Lebensarbeitszeitkonten) are in place at the German Subsidiaries.

(vii) During the last five years before the date hereof, there were no works stoppages (Betriebsunterbrechungen), strikes (Streiks) or other material disruptions by employees of the German Subsidiaries.

Section 4.17. Insurance Policies. Section 4.17 of the Company Disclosure Schedule lists all material insurance policies maintained by the Company and its Subsidiaries at the date of this Agreement, and such policies are in full force and effect and all premiums due with respect to such insurance policies have been paid, in each case with such exceptions that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

Section 4.18. Licenses, Permits and Authorizations. The Company and its Subsidiaries have obtained all of the licenses, approvals, variances, identification numbers, exemptions, orders, consents, registrations, permits and CE markings (the “Company Permits”) necessary under Applicable Laws to permit the Company and its Subsidiaries to own, operate, use and maintain their assets in the manner in which they are now operated and maintained and to conduct the business of the Company and its Subsidiaries as currently conducted and each such Company Permit is in full force and effect except where the failure to hold or comply with such Company Permit, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. There has not occurred any violation of, suspension, reconsideration, imposition of penalties or fines, imposition of additional conditions or requirements or default (with or without notice or lapse of time or both) under, or event giving rise to any right of termination, amendment, suspension, revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Company Permit other than expirations of Company Permits in the ordinary course of business and those such occurrences or matters which have not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its Subsidiaries are in material compliance with the terms of all Company Permits.

Section 4.19. Environmental Matters.

(a) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, as of the date of this Agreement:

(i) no notice, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no Proceeding is pending and, to the Company’s knowledge, is threatened by any Governmental Authority or other Person relating to or arising out of any failure of the Company or any of its Subsidiaries to comply in with any Environmental Law;

(ii) the Company and its Subsidiaries hold all Company Permits required under Environmental Laws;

(iii) the Company and its Subsidiaries are and have been in compliance with all Environmental Laws and all Governmental Authorizations relating to or required by Environmental Law and affecting, or relating in any way to, the business of the Company;

(iv) there has been no disposal, release, or threatened release of any Hazardous Substance by the Company or any of its Subsidiaries, or for which the Company or any of its Subsidiaries would reasonably be expected to be liable by Contract or by operation of Law, of any Hazardous Substance at, under, from or to any facility or real property currently or formerly owned, leased or operated by the Company or any of its Subsidiaries; and

(v) there are no liabilities or obligations of or relating to the Company or any of its Subsidiaries, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance and, to the Company’s knowledge, there is no condition, situation or set of circumstances that could reasonably be expected to result in or be the basis for any such liability or obligation.

(b) There has been no environmental investigation, study, audit, test, review or other analysis conducted of which the Company has knowledge in relation to the current or prior business of the Company or any of its Subsidiaries or any property or facility now or previously owned or leased by the Company or any of its Subsidiaries that has not been delivered to or made available to Parent prior to the date hereof.

Section 4.20. Intellectual Property.

(a) Section 4.20(a) of the Company Disclosure Schedule accurately identifies and describes as of the date of this Agreement each product and service developed, marketed, licensed, sold, performed, distributed or otherwise made available by the Company and its Affiliates, including any product or service under development by the Company and its Affiliates.

(b) To the Company’s knowledge, the Company and its Subsidiaries own or otherwise have the rights to use all material Intellectual Property (as defined in Section 4.20(d) and whether owned by the Company or any of its Subsidiaries or licensed from a third party or third parties) used in or necessary for, and material to their business as conducted on the date hereof.

(c) No unresolved claim has been asserted, or to the Company’s knowledge threatened, against the Company or its Subsidiaries concerning the ownership, validity or enforceability or infringement of any Intellectual Property owned by the Company or its Subsidiaries (the “Owned Intellectual Property”) which is reasonably likely to result in a Company Material Adverse Effect. To the Company’s knowledge, no Person is infringing upon, misappropriating or otherwise violating any Intellectual Property owned or exclusively licensed by the Company or its Subsidiaries. To the Company’s knowledge, the conduct of the business of the Company and its Subsidiaries, as conducted on the date hereof, does not infringe upon or otherwise violate any Intellectual Property owned by a third party, except as would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect.

(d) Section 4.20(d) of the Company Disclosure Schedule lists all Patents, registered and material unregistered Trademarks, registered Copyrights, registered databases and material Software owned by the Company or its Subsidiaries as of the date hereof (such Software, the “Company Software”). Such items are owned exclusively by the Company or its Subsidiaries free and clear of any Liens, are subsisting and, to the Company’s knowledge, are valid and enforceable, except as would not be reasonably likely to have, a Company Material Adverse Effect, either individually or in the aggregate. No material Company Software incorporates any Software licensed to the Company on an exclusive basis. To the Company’s knowledge, the Company and its Subsidiaries have made all filings and payments and taken all other actions required to be made or taken to maintain each item of registered Intellectual Property included in the Owned Intellectual Property in full force and effect by the applicable deadline and otherwise in accordance with all Applicable Laws. To the Company’s knowledge, each person who is or was an employee, officer, director or contractor of the Company or any Subsidiary and who is or was involved in the creation or development of any Owned Intellectual Property has signed an enforceable agreement containing an assignment to the Company or the relevant Subsidiary of the Company of all Intellectual Property rights in such person’s contribution to the Owned Intellectual Property, and where necessary for patent applications, such assignments have been recorded. To the Company’s knowledge, no current or former shareholder, officer, director, or employee of the Company has any claim, right (whether or not currently exercisable), or ownership interest in any Owned Intellectual Property. To the knowledge of the Company, no employee of the Company or any of its Subsidiaries is (A) bound by or otherwise subject to any Contract restricting such employee from performing their duties for the Company or its Subsidiaries or (B) in breach of any Contract with any former employer or other person concerning Intellectual Property rights or confidentiality due to their activities as an employee of the Company or its Subsidiaries. For purposes of this Agreement, “Intellectual Property” means any or all of the following and all rights therein in any jurisdiction: (i) issued patents and pending patent applications (and any patents that issue as a result of those patent applications), and any renewals, reissues, reexaminations, extensions, continuations, continuations-in-part, divisions and substitutions relating to any of the patents and patent applications, as well as all related foreign patent and patent applications that are counterparts to such patents and patent applications, and any other national and multinational statutory invention registrations and disclosures relating thereto (“Patents”), (ii) inventions (whether patentable or not), invention disclosures, trade secrets, proprietary information and data (including any business plans, designs, technical data, technical manuals, user manuals and other documentation in any form, language or storage medium relating to Software, Customer Data, financial information, pricing and cost information, bills of material, or other similar information), and know how, (iii) copyrights, copyright registrations and applications therefore, including moral rights, and all other rights corresponding thereto throughout the world (“Copyrights”), (iv) mask works and registrations and applications therefor, (v) rights in databases and data collections (including knowledge databases, customer lists and customer databases) under the laws of the United States or any other jurisdiction, whether registered or unregistered, and any applications for registration therefor (vi) industrial designs and any registrations and applications therefor and unregistered design rights throughout the world, (vii) trade names, logos, common law or unregistered trademarks and service marks, registered trademark and service mark registrations and applications therefore, corporate or business names and all goodwill associated therewith throughout the world (“Trademarks”), (viii) URL and domain name registrations, (ix) all claims and causes of action arising out of or related to infringement or misappropriation of any of the foregoing, (x) any similar, corresponding or equivalent rights to any of the foregoing, and (xi) any of the foregoing practiced or embodied in any Software. Section 4.20(d) of the Company Disclosure Schedule additionally lists all of the employees involved in the development of Company Software who have left the employment of the Company or its Subsidiaries during the 12 months prior to the Closing Date. To the knowledge of Company, none of the individuals listed on Section 4.20(d) of the Company Disclosure Schedule have developed any material component of Company Software that has not been validly assigned to the Company.

(e) Section 4.20(e) of the Company Disclosure Schedule contains a complete and accurate list of all Contracts pursuant to which the Company or any Subsidiary is obligated to pay royalties, fees, commissions, and other amounts (other than sales commissions paid to employees according to the Company’s standard commissions plan) for the license or distribution of any Owned Intellectual Property (including Company Software) or Intellectual Property licensed in from third parties by Company or any of its Subsidiaries.

(f) To the Company’s knowledge, the Company is not aware that the material Company Software (i) contains a bug, defect, or error that materially and adversely affects and materially and adversely compromises the use, functionality, or performance of such Company Software or IT Systems (as defined below) used in conjunction with such Company Software or (ii) fails to comply in any material respect with any applicable warranty or other contractual commitment relating to the use, functionality, or performance of such Company Software or IT Systems used in conjunction with such Company Software. To the knowledge of the Company, no Company Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” “spyware” or “adware” (as such terms are commonly understood in the software industry) or any other code designed or intended to have any of the following functions: (i) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed, or (ii) compromising the privacy or data security of a user or damaging or destroying any data or file without the user’s consent (collectively, “Malicious Code”). To the knowledge of Company, the Company and its Subsidiaries have implemented and maintain reasonable industry standard measures designed to prevent the introduction of Malicious Code into Company Software, including firewall protections and regular virus scans. To the Company’s knowledge, none of the source code for Company Software has been delivered, licensed, or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of the Company or any of its Subsidiaries. Neither the

Company nor any of its Subsidiaries have any duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available the source code for any Company Software to any escrow agent or other Person. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license, or disclosure of any source code for any Company Software to any other Person who is not, as of the date of this Agreement, an employee of the Company or any of its Subsidiaries.

(g) To the Company’s knowledge, none of the products of the Company or any Subsidiary, nor any Company Software is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license such as the GNU Public License, Lesser GNU Public License, or Mozilla Public License) that (i) could require, or could condition the use or distribution of such Company Software or Company or Subsidiary products or portion thereof on, (A) the disclosure, licensing, or distribution of any source code for any portion of such Company Software or (B) the granting to licensees of the right to make derivative works or other modifications to such Company Software or portions thereof or (ii) could otherwise impose any limitation, restriction, or condition on the right or ability of the Company or any Subsidiary to use, distribute or charge for any Company Software.

(h) No funding, facilities, or personnel of any Governmental Authority or any public or private university, college, or other educational or research institution were used, directly or indirectly, to develop or create, in whole or in part, any Owned Intellectual Property. Neither the Company nor any of its Subsidiaries is or has ever been a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate the Company or its Subsidiaries to grant or offer to any other Person any license or right to any Owned Intellectual Property.

Section 4.21. Privacy.

(a) The Company and its Subsidiaries have in place and have taken steps reasonably designed to assure material compliance with its data security policies and procedures. The Company and each of its Subsidiaries take steps reasonably designed to ensure that all material Contracts with third parties that have access to Personal Data include requirements with respect to such third party’s handling of Personal Data that are materially consistent with the security policies and otherwise sufficient to meet the Company’s and each of its Subsidiaries’ obligations under Privacy and Security Laws and the Company’s and its Subsidiaries’ other material contractual obligations, including any confidentiality obligations. To the knowledge of the Company, neither the Company nor any of its Subsidiaries are in material breach of any material contractual obligation to secure or otherwise safeguard Personal Data has received in connection with the provision of its products and services. “Personal Data” means any and all information (including (i) first and last name; (ii) home address; (iii) Internet Protocol address; (iv) email address; (v) geographic location; (vi) health or diet information; (vii) family members; (viii) political beliefs; (ix) group memberships; (x) his or her social security number or other personal identification number; (xi) account numbers; (xii) internet browsing history; (xiii) internet purchase history; (xiv) persistent identifier, such as a customer number held in a “cookie” or processor serial number) to the extent any such information, alone or in combination with other information processed by the Company or its Subsidiaries, identifies or is associated with an identified natural person.

(b) To the Company’s knowledge, the Company and its Subsidiaries have made all notifications to customers or individuals required to be made by the Company by any Privacy and Security Laws arising out of or relating to any event of access to or acquisition of any Personal Data by an unauthorized Person, including third parties and employees of the Company or its Subsidiaries acting outside of the scope of their authority or authorization in a manner which is otherwise unlawful. To the Company’s knowledge, the Company and its Subsidiaries have complied in all material respects with all Privacy and Security Laws in connection with the provision of the products and services of the Company and each of its Subsidiaries. To the Knowledge of the Company, there is no material complaint to or audit, proceeding, investigation (formal or informal) or material claim currently pending against, the Company or any of its Subsidiaries by (A) any private party or (B) any Governmental Authority, with respect to the collection, use or disclosure of Personal Data.

Section 4.22. Information Technology. All IT Systems used by the Company and each of its Subsidiaries in the Business are owned by, licensed or leased to, or otherwise provided on a third party hosted basis to, the Company or its Subsidiaries. Copies or details of all material licenses, leases and other agreements relating to the IT Systems are listed in Section 4.22 of the Company Disclosure Schedule. To the knowledge of Company, the Company and its Subsidiaries are the legal and beneficial owners of, or have a contractual right to use the IT Systems free from Liens, except for Permitted Liens, and have not, in the 12 months prior to the date of this Agreement, received written notice from a third party alleging that the Company or any of its Subsidiaries is in material default under licenses or leases relating to the IT Systems. For purposes of this Agreement, “IT Systems” means (i) any computer or computer network equipment used by or for the benefit of the Company (or, where so specified, by or for the benefit of any other Person, including without limitation a Subsidiary of the Company) at any time including parts of computer equipment such as firmware, screens, terminals, keyboards, disks and including cabling, routers, and other peripheral and associated electronic equipment (“Hardware”), and (ii) all material software (other than “off-the-shelf” software”), used to operate the business of Company and its Subsidiaries. To the Company’s knowledge, the Company has in effect industry standard disaster recovery plans, procedures and facilities for its Business and that of its Subsidiaries and, to the Company’s knowledge, the Company has taken all reasonable steps to safeguard the security and the integrity of its IT Systems and those of its Subsidiaries. To the Company’s knowledge, there have been no unauthorized intrusions or breaches of the security with respect to the IT Systems.

Section 4.23. Properties. (a) Section 4.23 of the Company Disclosure Schedule sets forth a complete and correct list of all real property owned by the Company and its Subsidiaries and all existing leases, subleases and other agreements, under which the Company or any of its Subsidiaries uses or occupies, or has the right to use or occupy, now or in the future, any material real property. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material

Adverse Effect, (i) the Company and its Subsidiaries have sufficient title to all their tangible properties and assets (including real property, whether leased or owned), to conduct their respective businesses as currently conducted or as currently contemplated to be conducted and (ii) all such tangible properties and assets have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear) and are suitable for the purposes for which they are presently used. Each contract of the Company or its applicable Subsidiary for any leased real property listed on Section 4.23 of the Company Disclosure Schedule is valid and binding on the Company and each of its Subsidiaries that is a party thereto, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity, and to the Company’s knowledge, each other party thereto and is in full force and effect and all rent and other sums and charges payable by the Company or any of its Subsidiaries as tenants thereunder are current, except for such failures to be valid and binding or to be in full force and effect that, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect. No termination event (other than expirations in the ordinary course) or condition or uncured default of a material nature on the part of the Company or, if applicable, its Subsidiary or, to the Company’s knowledge, the landlord thereunder exists under any such real property lease. The Company and each of its Subsidiaries has a good and valid leasehold interest in each parcel of real property which is subject to a real property lease free and clear of all Liens, except for Permitted Liens. As of the date hereof, neither the Company nor any of its Subsidiaries has received notice of any pending, and to the Company’s knowledge there is no threatened, condemnation with respect to any property leased pursuant to any of the real property lease.

Section 4.24. Healthcare Regulatory.

(a) The Company and, to the Company’s knowledge, its directors, officers, employees and agents are and at all times have been in material compliance with all healthcare laws applicable to the business or by which any property, business product or other asset of the Company is bound or affected, including, but not limited to, the Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.), the Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)), the civil False Claims Act (31 U.S.C. § 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1230d et seq.), as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, the regulations promulgated pursuant to such laws, and any other law, accreditation standard, regulation, guidance document, manual provision, program memorandum, opinion letter, or other issuance by a Governmental Authority which regulates the Company’s business, each as amended from time to time (collectively, “Healthcare Laws”). To the Company’s knowledge, the Company has not received any notification or communication from any Governmental Authority, including, without limitation, the U.S. Food and Drug Administration (“FDA”), the Centers for Medicare and Medicaid Services, and the Department of Health and Human Services of material potential or actual noncompliance by, or liability of, the Company under any Healthcare Laws.

(b) The Company is not party to any corporate integrity agreements, monitoring agreements, consent decrees, settlement orders or similar agreements with or imposed by any Governmental Authority.

(c) The Company has not been excluded from participation in any Federal or state health care program, as such terms are defined at 42 U.S.C. Section 1320a-7b(f) (collectively, the “Programs”), and to the Company’s knowledge, there is no audit, claim review, or other action pending or, to the Company’s knowledge, threatened which could result in the imposition of penalties or the exclusion of the Company from any Program and the Company, to its knowledge, has not received notice of any such audit, claim review or other action.

(d) The Company, and to the Company’s knowledge, its managers, officers, employees and agents have not been convicted of any crime or engaged in any conduct that could result in a material debarment or exclusion under 21 U.S.C. § 335a or any similar state or foreign law, rule, or regulation. As of the date hereof, no claims, actions, proceedings or investigations that would reasonably be expected to result in such a material debarment or exclusion are pending, or to the Company’s knowledge threatened, against the Company or its managers, officers, employees or agents.

(e) The Company holds and is operating in material compliance with such permits, licenses, franchises, approvals, authorizations, clearances, exemptions and registrations of the FDA or any other Governmental Authority required for the conduct of its business as currently conducted (collectively, “FDA Permits”), and all such FDA Permits are in full force and effect, except where the failure to hold or operate in material compliance with the FDA Permits would not result in a Company Material Adverse Effect. All reports, documents, claims and notices required to be filed, maintained or furnished to the FDA or any other Governmental Authority by the Company have been so filed, maintained or furnished, except where the failure to so file, maintain or furnish would not result in a Company Material Adverse Effect, and all such reports, documents, claims and notices were complete and correct in all material respects on the date filed (or were corrected or supplemented by a subsequent filing). The Company has fulfilled and performed all of its material obligations with respect to the FDA Permits, and no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof of results in any other material impairment of the rights of the Company as a holder of any FDA Permit, except where the failure to so fulfill or perform, or the occurrence of such event, would not result in a Company Material Adverse Effect. The Company has operated and currently is in compliance in all material respects with applicable statutes and implementing regulations administered or enforced by the FDA or any other Governmental Authority, except where the failure to so comply would not result in a Company Material Adverse Effect. The Company has not received any notice of any unresolved pending or, to the Company’s knowledge, threatened, claim, suit, proceeding, hearing, enforcement, audit, investigation, arbitration or other action from the FDA or any other Governmental Authority alleging that any operation or activity of the Company is in violation of any Healthcare Laws.

(f) All material applications, notifications, submissions, information, claims, reports and statistics, and other data and conclusions derived therefrom, utilized as the basis for or submitted in connection with any and all requests for a FDA Permit from the FDA or other Governmental Authority relating to the Company, its business and the Company products, when submitted to the FDA or other Governmental Authority were true, complete and correct in all material respects as of the date of submission and any necessary or required updates, changes, corrections or modification to such applications, notifications, submissions, information, claims, reports, statistics, and data have been submitted to the FDA or other Governmental Authority, except where the failure to be true, complete and correct in all material respects would not result in a Company Material Adverse Effect. To the Company’s knowledge, the claims allowed by the FDA and other Governmental Authorities for the Company products are valid and supported by proper research, design, testing, analysis and disclosure.

(g) Since April 1, 2009, the Company has not had any product or manufacturing site (whether Company-owned or that of a contract manufacturer for Company products) subject to a Governmental Authority (including FDA) shutdown or import or export prohibition, nor received from FDA or any other Governmental Authority any FDA Form 483 or other written notice of inspectional observations, “warning letters,” “untitled letters,” communications alleging or asserting noncompliance with any Healthcare Law or FDA Permit, or requests or requirements to make changes to the Company products that if not complied with would reasonably be expected to result in a Company Material Adverse Effect.

(h) The manufacture of Company products by or on behalf of the Company is being conducted in compliance in all material respects with all Applicable Laws, including, without limitation, the FDA’s quality systems regulation at 21 C.F.R. Part 820 for products sold in the United States, and the respective counterparts thereof promulgated by Governmental Authorities in countries outside the United States, except for such non-compliance as would not be reasonably likely to result in a Company Material Adverse Effect.

(i) Section 4.24(i) of the Disclosure Schedule sets forth a list of (i) all recalls, field notifications, field corrections, market withdrawals or replacements, warnings, “dear doctor” letters, investigator notices, safety alerts or other notice of action relating to an alleged lack of safety, efficacy, or regulatory compliance of the Company products (“Safety Notices”) since April 1, 2009, (ii) the dates such Safety Notices, if any, were resolved or closed, and (iii) to the Company’s knowledge, any material complaints with respect to the Company products that are currently unresolved. There are no Safety Notices, or, to the Company’s knowledge, material product complaints with respect to the Company products, and to the Company’s knowledge, there are no facts that would be reasonably likely to result in (x) a material Safety Notice with respect to the Company products, (y) a material change in labeling of any the Company products, or (z) a termination or suspension of marketing or testing of any the Company products.

(j) the Company’s involvement in any clinical, preclinical and other studies and tests on behalf of its customers has been conducted in all material respects in accordance with standard medical and scientific research procedures and all Applicable Laws, including the Food, Drug and Cosmetic Act and its applicable implementing regulations at 21 C.F.R. Parts 50, 54, 56, 58, 312 and 812. The Company is not conducting, and has not conducted since April 1, 2009, any clinical, preclinical, or other study or test as a sponsor under an investigational device exemption or investigational new drug application.

Section 4.25. Customer and Suppliers.

(a) Section 4.25(a) of the Company Disclosure Schedule identifies (i) the ten largest customers of the Company (including all of the Subsidiaries), based on revenue to the business for the year ended December 31, 2011 (“Material Customers”), and (ii) each customer of the Company or any of its Subsidiaries which, as of December 31, 2011, involved backlog in excess of $1,000,000 in respect of services to be provided by the Company or any of its Subsidiaries that have not been completed or have not yet commenced as of such date (each, an “Open Backlog Customer”).

(b) Section 4.25(b) of the Company Disclosure Schedule identifies the ten largest suppliers of the Company (including all of the Subsidiaries), based on expenses to the business for the year ended December 31, 2011 (“Material Suppliers”).

(c) As of the date hereof the Company has not received any written notices or demands from any of the Company’s Material Customers or Material Suppliers involving or in respect of any material price increases in any of the Company’s or its Subsidiaries’ inputs or material price or volume decreases in any of the Company’s or its Subsidiaries’ outputs. Since the Balance Sheet Date, there has not been any termination of, or material and adverse modification, amendment or change to, any business relationship maintained by the Company and its Subsidiaries with any Material Customers or Material Suppliers, and no such customer or supplier has provided the Company or any of its Subsidiaries with notice of an intent to terminate or make a material or adverse modification, amendment or change to its business relationship with the Company or any of its Subsidiaries, as the case may be.

(d) Except as would not, individually or in the aggregate, result in a Company Material Adverse Effect, (i) each Contract with Open Backlog Customers (each an “Open Contract”) is valid (assuming due authorization, execution and delivery by the other parties thereto) and in full force and effect, except as enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity; and (ii) as of the date of this Agreement, neither the Company nor any of its Subsidiaries is in material breach or default thereunder, and, to the Company’s knowledge, no other party to any such agreement is in material breach or default hereunder and, to the Company’s knowledge, no event has occurred which with notice or lapse of time would reasonably be expected to constitute a material breach or default, or permit termination, modification, or acceleration, under such Open Contract.

Section 4.26. Interested Party Transactions . (i) Neither the Company nor any of its Subsidiaries, on the one hand, is a party to any transaction or agreement (other than ordinary course directors’ compensation arrangements or any Company Benefit Plan) with any Affiliate, stockholder that beneficially owns five percent or more of the Company’s outstanding common stock, or director or executive officer of the Company, but not including any Subsidiary of the Company, on the other hand, that is not already filed or incorporated by reference in a Company SEC Document, and (ii) no event has occurred since the date of the Company’s last proxy statement to its stockholders, or is currently proposed, that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

Section 4.27. Certain Business Practices. Since January 1, 2010, neither the Company nor any of its Subsidiaries nor (to the Company’s knowledge) any director, officer, agent or employee of the Company or any of its Subsidiaries (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity and related to the Company’s business, (ii) directly or indirectly made any bribe or kickback, illegal political contribution, payment from corporate funds which was incorrectly recorded on the books and records of the Company or any of its Subsidiaries, unlawful payment from corporate funds to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns to obtain or retain business or secure an improper advantage or violated any provision of the Foreign Corrupt Practices Act of 1977, (iii) made any payment to any customer or supplier of the Company or to any officer, director, partner, employee, manager or agent of any such customer or supplier, for the unlawful influence of any such customer or supplier or any such officer, director, partner, manager, employee or agent, or (iv) made any other unlawful payment or engaged in any other unlawful practice, in respect of the business.

Section 4.28. Finders’ Fees. Except for J.P. Morgan Securities LLC, a complete and accurate copy of whose engagement agreement has been made available to Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries, Affiliates, or any of their respective officers or directors in their capacity as officers or directors, who might be entitled to any banking, broker’s, finder’s, financial advisor’s or similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement.

Section 4.29. Opinion of Financial Advisor. Prior to the execution of this Agreement, the Board of Directors of the Company has received the opinion of J.P. Morgan Securities LLC that, as of the date hereof, and subject to the assumptions and qualifications set forth therein, the Merger Consideration is fair from a financial point of view to the stockholders of the Company. The Company shall provide a complete and correct signed copy of such opinion to Parent solely for informational purposes as soon as practicable after the date of this Agreement.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to the Company that:

Section 5.01. Corporate Existence and Power. Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of the state of its incorporation and has all corporate powers required to carry on its business as now conducted. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement. Parent has made available to the Company complete and correct copies of the certificate of incorporation and bylaws or the comparable governing documents of Parent and Merger Subsidiary as are currently in effect and all amendments thereto as of the date hereof.

Section 5.02. Corporate Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Parent and Merger Subsidiary. Other than the adoption of this Agreement by Parent as the sole shareholder of Merger Subsidiary, which adoption shall occur immediately following the execution of this Agreement pursuant to Section 7.02(b), no further corporate proceedings on the part of Parent or Merger Subsidiary are necessary to authorize this Agreement or to consummate the Merger or the transactions contemplated hereby. This Agreement constitutes a valid, legal and binding agreement of each of Parent and Merger Subsidiary, enforceable against each such Person in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity.

Section 5.03. Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (ii) compliance with any applicable requirements of (A) the HSR Act and (B) any Foreign Competition Laws, (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other U.S. state or federal securities laws or the rules of Nasdaq, and (iv) such consents, approvals, authorizations, permits, filings or notifications the failure of which to make or obtain would not reasonably be expected to prevent, materially delay or materially impair Parent’s or Merger Subsidiary’s ability to consummate the transactions contemplated by this Agreement.

Section 5.04. Non-contravention. The execution, delivery and performance by each of Parent and Merger Subsidiary of this Agreement and the consummation by each of Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation and bylaws of Parent or the certificate of incorporation and bylaws of Merger Subsidiary, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law or Order, (iii) require any consent or other action by any Person under, violate, result in a breach, constitute a default under, or cause or permit the termination, cancellation, modification, acceleration or other change of any right or obligation or the loss of any benefit (with or without notice or lapse of time or both) to which Parent or any of its Subsidiaries is entitled under, any provision of any agreement or other instrument binding upon Parent or Merger Subsidiary, except, in the case of clauses (ii) and (iii), as would not reasonably be expected to prevent, materially delay or materially impair Parent’s or Merger Subsidiary’s ability to consummate the transactions contemplated by this Agreement.

Section 5.05. Disclosure Documents. The information with respect to Parent and any of its Subsidiaries that Parent furnishes to the Company in writing specifically for use in any Company Disclosure Document will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (i) in the case of the Company Proxy Statement, as supplemented or amended, if applicable, at the time such Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time such stockholders vote on adoption of this Agreement, and (ii) in the case of any Company Disclosure Document other than the Company Proxy Statement, at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof. The representations and warranties contained in this Section 5.05 will not apply to statements or omissions included in the Company Disclosure Documents supplied by or on behalf of the Company.

Section 5.06. Financial Ability.

(a) Parent has delivered to the Company a true and correct fully executed copy of the Commitment Letter providing for the funding of loans in an aggregate amount set forth therein (the “Commitment Amount”) subject to the terms and conditions set forth therein (the “Financing”). At Closing, Parent and Merger Subsidiary will have sufficient funds to make the payments required pursuant to Article 2 and to perform the obligations with respect to the transactions contemplated by this Agreement, assuming the accuracy of the representations and warranties of the Company set forth in this Agreement and performance by the Company of its obligations hereunder. As of the date hereof, the Commitment Letter has not been amended or modified, no such amendment or modification is contemplated, and the commitment to provide the Financing contained in such letter has not been withdrawn or rescinded in any respect. Parent or Merger Subsidiary has fully paid any and all commitment fees or other fees in connection with the Commitment Letter or otherwise with respect to the Financing that are due and payable on or prior to the date hereof and the Commitment Letter is the valid, binding and enforceable obligation of Parent and Merger Subsidiary, and to the knowledge of Parent, the other parties thereto, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity. Except for the fee letter relating to fees with respect to the Financing, as of the date hereof there are no side letters or other agreements, contracts or arrangements related to the funding of the Financing other than as expressly set forth in the Commitment Letter delivered to the Company prior to the date hereof. There are no conditions precedent or other contingencies related to the funding of the full Commitment Amount, other than as expressly set forth in the Commitment Letter delivered to the Company on or prior to the date hereof. As of the date of this Agreement, Parent does not have any reason to believe that, subject to the satisfaction of the conditions precedent set forth in Section 9.01 and Section 9.02 and assuming the accuracy of the representations and warranties of the Company set forth in this Agreement and performance by the Company of its obligations hereunder, any of the conditions to the funding of the Commitment Amount will not be satisfied or that the Commitment Amount will not be available to Parent or Merger Subsidiary on the Closing Date. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Merger Subsidiary under the Commitment Letter. Each of Parent and Merger Subsidiary acknowledges that its obligations set forth in this Agreement are not contingent upon any Person’s ability to obtain or have at the Closing sufficient funds necessary to make the payments required pursuant to Article 2 and to perform its other obligations at the Closing required to be performed by either of them.

(b) Concurrently with the execution of this Agreement, Parent has delivered to the Company the Limited Guaranty executed by the Guarantor. The Limited Guaranty is in full force and effect and is a legal, valid and binding obligation of the Guarantor, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity, and no event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of the Guarantor under such Limited Guaranty.

(c) Concurrently with the execution of this Agreement, Parent has delivered to the Company a true and correct fully executed copy of a commitment letter from Guarantor providing for equity financing in the amount set forth therein (the “Equity Commitment Letter”). As of the date hereof, the Equity Commitment Letter has not been amended or modified, no such amendment or modification is contemplated, and the commitment to provide the funding contained in such letter has not been withdrawn or rescinded in any respect. The Equity Commitment Letter is the valid, binding and enforceable obligation of Guarantor, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity. There are no conditions precedent or other contingencies related to the funding under the Equity Commitment Letter except as set forth therein.

(d) Notwithstanding anything to the contrary contained herein, the Company and Parent agree that a breach of this Section 5.06 shall not result in the failure of a condition precedent to the Company’s obligations under this Agreement, if (notwithstanding such breach) Parent and Merger Subsidiary are willing and able to consummate the Merger on the Closing Date.

Section 5.07. Ownership and Interim Operations of Merger Subsidiary. All of the issued and outstanding capital stock of Merger Subsidiary is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly-owned Subsidiary of Parent. Merger Subsidiary was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with transactions contemplated by this Agreement.

Section 5.08. Certain Arrangements. Except as set forth in Section 5.08 of the Parent Disclosure Schedule, there are no Contracts between Parent or Merger Subsidiary, on the one hand, and any member of the Company’s management or directors, on the other hand, as of the date hereof that relate in any way to the Company or the transactions contemplated by this Agreement. Prior to the Board of Directors of the Company approving this Agreement, the Merger and the other transactions contemplated hereby for purposes of the applicable provisions of the DGCL and the Company’s certificate of incorporation, neither Parent nor Merger Subsidiary, alone or together with any other Person, was at any time, or became, an “interested stockholder” thereunder or has taken any action that would cause any anti-takeover statute under the DGCL or the Company’s certificate of incorporation to be applicable to this Agreement, the Merger, or any transactions contemplated by this Agreement. As of the date of this Agreement, neither Parent nor Merger Subsidiary holds any rights to acquire any Company Shares except pursuant to this Agreement.

Section 5.09. Litigation. As of the date hereof, there is no claim, suit, action, investigation, indictment, arbitration or other proceedings pending or, to the Parent’s knowledge, threatened against Parent or Merger Subsidiary that seeks to restrain, enjoin, or would reasonably be expected to have the effect of preventing, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement.

Section 5.10. Investigation.

(a) Each of Parent and Merger Subsidiary acknowledges and agrees that it has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities and prospects of the Company and its Subsidiaries, which investigation, review and analysis was conducted by such party and its representatives. Each of Parent and Merger Subsidiary acknowledges that it and its representatives have been provided access to the personnel, properties, premises and records of the Company and its Subsidiaries for such purpose. In entering into this Agreement, each of Parent and Merger Subsidiary acknowledges that it has not relied on any factual representations of the Company or its Subsidiaries, or their respective Representatives, except for the specific representations and warranties of the Company set forth in Article 4.

(b) Each of Parent and Merger Subsidiary acknowledges and agrees that (i) none of the Company, any of its Subsidiaries or any of their respective Representatives makes or has made any representation or warranty, either express or implied, as to the Company or any of its Subsidiaries or as to the accuracy or completeness of any of the information regarding the Company or any of its Subsidiaries (including materials furnished or made available by the Company or its Representatives in any “data rooms,” “virtual data rooms,” management presentations or projections, or in any other form) provided or made available to Parent or Merger Subsidiary or their representatives (except for the specific representations and warranties of the Company set forth in Article 4 and the Company Disclosure Schedule), and (ii) none of the Company, its Subsidiaries or any of their respective Representatives shall have or be subject to any liability to Parent, Merger Subsidiary or any other Person resulting from the distribution to such Person, or such Person’s use of or reliance on, any such information or any information, documents or material made available to Parent, Merger Subsidiary or any other Person in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the transactions contemplated by this Agreement (except for liability arising as a result of a breach of the specific representations and warranties of the Company set forth in Article 4). Each of Parent and Merger Subsidiary specifically disclaims any reliance on any financial or operating projections or other forward-looking statements with respect to the Company, its Subsidiaries and their respective businesses that may have been provided to Parent, Merger Subsidiary or their Representatives in the course of due diligence and negotiations (except for financial or operating projections or other forward-looking statements, if any, expressly set forth in specific representations and warranties of the Company set forth in Article 4 or the Company Disclosure Schedule).

ARTICLE 6

COVENANTS OF THE COMPANY

Section 6.01. Conduct of the Company. During the period from the date of this Agreement and continuing until the earlier of (x) the Effective Time and (y) the date of termination of this Agreement, the Company agrees as to itself and its Subsidiaries that (except as required by this Agreement or as otherwise indicated in Section 6.01 of the Company Disclosure Schedule or to the extent that Parent shall otherwise consent in writing, which consent shall not be unreasonably withheld, delayed or conditioned):

(a) Ordinary Course. The Company shall, and shall cause each of its Subsidiaries to use their commercially reasonable efforts to (i) carry on and operate its business in the usual, regular and ordinary course, (ii) preserve intact the present business organization of the Company and its Subsidiaries, and (iii) preserve the good will and current business relationship of the Company and its Subsidiaries with customers, suppliers, independent contractors, employees and other Persons material to the operation of the Company and its Subsidiaries’ business.

(b) Dividends; Changes in Share Capital. The Company shall not, and shall cause each of Subsidiaries not to, and shall not propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except for dividends payable to the Company by a wholly-owned Subsidiary of the Company made in the ordinary course of business, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of the Company that remains a wholly owned Subsidiary after consummation of such transaction, or (iii) repurchase, redeem or otherwise acquire or modify the terms of any shares of its capital stock or any of its other securities other than the repurchase of unvested shares of Company Common Stock by the Company, at a price not greater than the original purchase price, in connection with the holder’s termination of service with the Company or its Subsidiaries.

(c) Issuance of Securities. The Company shall not, and shall not permit any of its Subsidiaries to, issue, deliver, sell, grant or pledge, or authorize or propose the issuance, delivery, sale, grant or pledge of, any shares of its capital stock of any class or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing, other than (i) the issuance of Company Shares upon the exercise of Company Stock Options outstanding on the date of this Agreement pursuant to their terms as in effect on the date of this Agreement, or (ii) pursuant to other awards outstanding under the Stock Plans on the date of this Agreement in accordance with their terms as in effect on the date of this Agreement.

(d) Governing Documents. Except to the extent required to comply with its obligations hereunder or as required by Applicable Law, the Company shall not, and shall cause its Subsidiaries not to, amend their respective certificate of incorporation, bylaws or similar organizational documents.

(e) No Acquisitions. The Company shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire, including by merging or consolidating with, or by purchasing a substantial equity interest in, or all or substantially all of the assets of, any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any material amount of assets, other than assets acquired in the ordinary course of business.

(f) No Dispositions. The Company shall not, and shall not permit any of its Subsidiaries to, sell, lease, transfer, convey, encumber or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of (including by way of a spin-off or similar transaction), any material amount of assets, other than (i) in the ordinary course of business consistent with past practice or (ii) pursuant to Material Contracts listed on Section 4.13(a) of the Company Disclosure Schedule or Contracts to which the Company or any Subsidiary is a party and which are not required to be listed on Section 4.13 of the Company Disclosure Schedule.

(g) Liquidation. The Company shall not, and shall not permit its Subsidiaries to, adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or dissolution, restructuring, recapitalization or reorganization (or their equivalents under applicable local law, which shall be deemed to include entering into or proposing any administration, receivership, creditors’ voluntary arrangement or scheme of arrangement).

(h) Employee Benefits. Except as permitted by Section 6.01(c) or as may be required by Contract with respect to compensation, benefits or severance or termination pay in existence on the date hereof, the Company shall not, and shall not permit any of its Subsidiaries to, (i) enter into any new, or amend, or renew any existing, employment, severance, consulting or salary continuation agreements with or for the benefit of any current or former officers, directors or employees, (ii) grant any increases in the compensation, perquisites, benefits or termination or severance pay entitlement of any of its directors, officers, employees or consultants (iii) except as required by Applicable Law, amend any Employee Benefit Plan (or adopt or enter into any plan, policy or arrangement that would be an Employee Benefit Plan, had it existed on the date hereof), (iv) enter into any collective bargaining agreement, social plan or similar works or labor agreement, or (v) except as contemplated in Section 2.04, accelerate the vesting or payment of the compensation payable or the benefits provided or to become payable or provided to any of its current or former directors, officers, employees or consultants, including with respect to severance, other than incidental payments in the ordinary course of business consistent with past practice and other than as required under Applicable Law or existing Company Benefit Plans as in effect on the date hereof;

(i) Debt Obligations. The Company shall not, and shall not permit any of its Subsidiaries to, (i) incur or assume any long-term or short term debt or issue any debt securities, (ii) assume, guarantee, endorse or otherwise become liable or responsible, whether directly, contingently or otherwise, for the obligations of any other Person, (iii) make any loans, advances or capital contributions or investments in any other Person, or (iv) create any Lien upon any of its or its Subsidiaries’ assets, except for Permitted Liens, except, in the case of clauses (i) through (iv), as do not exceed $1,000,000 in the aggregate, (v) amend or modify any instrument governing any Indebtedness, or (vi) prepay any Indebtedness, other than repayment of amounts outstanding under the Existing Debt.

(j) Capital Expenditures. The Company shall not, and shall not permit any of its Subsidiaries to make any capital expenditures other than in accordance with the Company’s budget and such capital expenditures as do not exceed the Company’s budget by $500,000 in the aggregate.

(k) Litigation. The Company shall not, and shall not permit any of its Subsidiaries to waive, release, assign, settle or compromise any pending or threatened Action other than the settlement or compromise of any such Action that only involves a monetary settlement by the Company or its Subsidiaries and the amount to be paid in settlement or compromise does not exceed $250,000 individually or $500,000 in the aggregate; provided, no equitable relief or criminal liability is imposed on the Company, its Subsidiaries or any of their respective assets; provided, further, there is no admission of wrongdoing by the Company, any of its Subsidiaries or any of their respective officers or directors.

(l) Tax. None of the Company or any of its Subsidiaries shall (i) except as required by Applicable Law or GAAP, change a method of accounting (or method of Tax accounting), (ii) make, change or revoke any material Tax election or change any annual Tax accounting period, (iii) settle or compromise any material Tax liability or surrender any right to claim a material Tax refund, (iv) enter into any agreement the principal purpose of which is Tax sharing, allocation or indemnification, (v) enter into any material intercompany agreements or change any material transfer pricing methodology, or (vi) file any amended Tax Return.

(m) Material Contracts. The Company shall not, and shall not permit any of its Subsidiaries to (i), except as set forth in this Section 6.01(m), enter into, extend, modify, terminate or renew any Material Contract, other than in the ordinary course of business consistent with past practice; or (ii) enter into or renew any non-compete, exclusivity or similar agreement that would restrict or limit, in any material respect, the operations of the Company and its Subsidiaries. The Company shall not, and shall not permit any of its Subsidiaries to, enter into any task order under the Contract listed on Section 6.01(m) of the Company Disclosure Schedule, except to the extent provided for in Section 6.01(m) of the Company Disclosure Schedule.

(n) Stockholder Meetings. The Company shall not convene any regular or special meeting (or any adjournment thereof) of the stockholders of the Company other than the Stockholder Meeting and other than one or more Annual Meeting(s) to elect directors and take other actions in the ordinary course or as required by Applicable Law not otherwise restricted hereunder.

(o) Takeover Laws. The Company shall not take any action to render inapplicable, or to exempt any third party (other than Parent and its Affiliates) from, any provisions of any Takeover Laws.

(p) Subsidiaries. The Company shall not permit any of its Subsidiaries to (i) undergo any change of legal form, merger, hive-down or other kind of transformation, or (ii) conclude any enterprise or silent partnership agreements.

(q) Others. Without the prior written consent of the Parent, the Company shall not, and shall not permit any of its Subsidiaries to take or agree to take any of the actions described in Sections 6.01(a) through 6.01(p). Nothing contained in this Agreement is intended to give Parent or Merger Subsidiary, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective businesses, assets and operations to the extent required by Applicable Law.

Section 6.02. Stockholder Meeting; Proxy Material.

(a) The Company shall establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Stockholder Meeting”) as promptly as practicable after the date hereof, for the purpose of voting on the matters requiring the Stockholder Approval. If the Company is unable to obtain a quorum of its stockholders at such time scheduled for the Stockholder Meeting, the Company may extend the date of the Stockholder Meeting and the Company shall use its commercially reasonable efforts to obtain such a quorum as soon as practicable. The Company may delay the Stockholder Meeting (i) with the prior written consent of Parent, (ii) for the absence of a quorum, (iii) subject to and in compliance with this Section 6.02, to allow additional time for the filing and mailing of any supplemental or amended disclosure which the Board of Directors of the Company has determined in good faith after consultation with its legal counsel, is required under Applicable Law and for such supplemented or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Stockholder Meeting, or (iv) to allow reasonable additional time to solicit additional proxies to the extent the Company reasonably believes necessary in order to obtain the Stockholder Approval. Subject to Section 6.03, the Board of Directors of the Company shall recommend that the stockholders of the Company grant the Stockholder Approval and use its commercially reasonable efforts to obtain the Stockholder Approval, and the Company shall otherwise comply with all Applicable Laws applicable to the Stockholder Meeting.

(b) As promptly as practicable (and in any event within 30 calendar days) after the date hereof, the Company shall prepare and file with the SEC the Company Proxy Statement in preliminary form, and each of the Company and Parent shall, or shall cause their respective Affiliates to, prepare and, after consultation with each other, file with the SEC all Company Disclosure Documents that are required to be filed by such party in connection with the transactions contemplated hereby. The Company shall respond to SEC comments as promptly as practicable and use its reasonable best efforts to have the Company Proxy Statement cleared by the SEC as promptly as practicable after its initial filing and as soon as practicable thereafter to mail to its stockholders the Company Proxy Statement and all other proxy materials for such meeting, and if necessary in order to comply with applicable securities laws, after the Company Proxy Statement shall have been so mailed, promptly circulate amended, supplemental or supplemented proxy material, and, if required in connection therewith, resolicit proxies. Subject to Section 6.03, the Company Proxy Statement shall contain the recommendation of the Board of Directors of the Company to the stockholders of the Company to grant the Stockholder Approval. The Company, on the one hand, and Parent and Merger Subsidiary, on the other hand, shall furnish all information concerning the Company, Parent or Merger Subsidiary as the other party hereto may reasonably request in connection with the preparation and filing with the SEC of the Company Proxy Statement and the other Company Disclosure Documents. Parent and its counsel shall be given a reasonable opportunity to review and comment on the Company Proxy Statement and any other Company Disclosure Document before such document (or any amendment or supplement thereto) is filed with the SEC, and the Company shall include in such document any comments reasonably and timely proposed by Parent and its counsel. The Company (i) shall as promptly as practicable after receipt thereof, provide Parent and its counsel with copies of any written comments, and advise Parent and its counsel of any comments, with respect to the Company Proxy Statement or any other Company Disclosure Document (or any amendment or supplement thereto) received from the SEC or its staff, (ii) shall provide Parent and its counsel a reasonable opportunity to review the Company’s proposed response to such comments, and (iii) shall include in the Company’s written response to such comments any input reasonably and timely proposed by Parent and its counsel. If at any time prior to the Stockholder Meeting, any information relating to the Company, Parent, Merger Subsidiary or any of their respective Affiliates, directors or officers should be discovered by the Company or Parent, which should be set forth in an amendment or supplement to the Proxy Statement or any other Company Disclosure Document so that the Proxy Statement or other Company Disclosure Document shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by Applicable Law, disseminated to the stockholders of the Company.

Section 6.03. No Solicitation.

(a) Except as expressly permitted by this Section 6.03, the Company and its Subsidiaries shall, and the Company shall instruct and cause its and its Subsidiaries’ Representatives to, cease immediately any existing discussions or negotiations regarding any Acquisition Proposal, other than the transactions contemplated by this Agreement. With respect to any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with whom such discussions or negotiations have been terminated, the Company shall instruct such Person or group to promptly return or destroy in accordance with the terms of the applicable confidentiality agreement any non-public information furnished by or on behalf of the Company unless such Person or group has already been so instructed.

(b) From and after the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement, the Company shall not, and shall cause its Subsidiaries not to, and shall cause its Representatives not to, directly or indirectly (i) solicit, initiate, seek or knowingly encourage (including by way of furnishing non-public information regarding the Company or any of its Subsidiaries) or facilitate, any inquiries, proposals or offers from any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) (other than the Parent and its Subsidiaries) that constitute, or could reasonably be expected to result in an

Acquisition Proposal, (ii) participate in any discussions or negotiations (including by way of furnishing nonpublic information concerning the Company) with any third party (other than Parent, Merger Subsidiary and their Representatives and the Company’s Representatives) relating to, or which could reasonably be expected to lead to an Acquisition Proposal, or (iii) approve or recommend, or publicly propose to approve or recommend, an Acquisition Proposal or enter into any Contract or agreement in principle relating to an Acquisition Proposal or enter into any Contract or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder or propose or agree to do any of the foregoing.

(c) Notwithstanding anything to the contrary in Section 6.03, following the date of this Agreement but prior to the time when the Stockholder Approval is received, if the Company or one of its Representatives receives an Acquisition Proposal from any Person, which Acquisition Proposal was made or renewed on or after the date of this Agreement but prior to the time when the Stockholder Approval is received and that did not result from breach of Section 6.03(b), (i) the Company may contact and engage in discussions with such Person solely for the purpose of clarifying such Acquisition Proposal and any material terms and conditions thereof so as to determine whether such Acquisition Proposal is, or could reasonably be expected to result in, a Superior Proposal; or (ii) the Company or its Representatives may, if the Board of Directors determines in good faith (after consultation with its outside counsel and financial advisor) that failure to take such action would be inconsistent with the directors’ fiduciary duties under Applicable Law and that such Acquisition Proposal constitutes, or is reasonably expected to result in, a Superior Proposal, (A) furnish, pursuant to a confidentiality agreement containing terms that are similar to and not more favorable in the aggregate to the other party than the terms in the Confidentiality Agreement, information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal; provided that the Company shall promptly provide to Parent any non-public information concerning the Company or its Subsidiaries that is provided to any Person given such access which was not previously provided to Parent or its Representatives and (B) participate in discussions or negotiations regarding such Acquisition Proposal.

(d) The Company shall promptly (and in any event within 24 hours after receipt), notify Parent in writing of the receipt of any Acquisition Proposal, any inquiries relating to an Acquisition Proposal or any request for information from, or any negotiations sought to be initiated or continued with, either the Company or its Representatives concerning an Acquisition Proposal. The Company’s notice shall include (i) a copy of any Acquisition Proposal made in writing and other written materials provided by such Person to the Company or any of its Subsidiaries or (ii), to the extent such information is not contained in the written materials provided to Parent, a written summary of the material terms of such Acquisition Proposal, inquiry or request, including the identity of the Person or group of Persons making the Acquisition Proposal, inquiry or request. The Company shall keep Parent reasonably informed in all respects on a timely basis (and in any event no later than within 48 hours of the occurrence of any significant changes, developments, discussions or negotiations) of the status of any Acquisition Proposal, inquiry or request (including the material terms and conditions thereof and of any material modification thereto), and any material developments, discussions and negotiations. None of the Company or any of its Subsidiaries shall, after the date of this Agreement, enter into any agreement that would prohibit them from providing such information to Parent. The Company shall not, and shall cause each of its Subsidiaries not to, terminate, waive, amend or modify any provision of, or grant permission or request under, any standstill or confidentiality agreement to which it or any of its Subsidiaries is a party, and the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to enforce the provisions of any such agreement; provided, however, that the Company may permit a proposal to be made under a standstill agreement if it determines in good faith, after consultation with outside counsel, that failure to take such actions would be inconsistent with the directors’ fiduciary duties under Applicable Law. To the extent that the Company has entered into any confidentiality agreement prior to the date hereof that would prevent the Company from providing information to Parent that the Company would otherwise be required to provide to Parent pursuant to the terms of this Section 6.03(d), the Company shall use its reasonable best efforts to obtain a waiver of such confidentiality agreement to enable the Company to provide such information to Parent in accordance with the terms of this Section 6.03(d).

(e) Neither the Board of Directors of the Company nor any committee thereof, shall (A) fail to make, withdraw, modify or qualify in a manner adverse to Parent or Merger Subsidiary the Board Recommendation, or (B) approve or recommend, or publicly propose to approve or recommend, to the stockholders of the Company, an Acquisition Proposal, (C) if a tender offer or exchange offer for shares of capital stock of the Company that constitutes an Acquisition Proposal is commenced, fail to recommend against acceptance of such tender offer or exchange offer by the Company stockholders (including, for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer) within ten Business Days after commencement thereof, (D) approve, authorize or permit or allow the Company or any of its Subsidiaries to enter into any letter of intent, agreement in principle, merger or acquisition agreement or any similar agreement or understanding with respect to any Acquisition Proposal (other than an acceptable confidentiality agreement permitted under Section 6.03(c)) or (E) resolve, propose to a third party or agree to take any of the foregoing actions (any of the foregoing, an “Adverse Recommendation Change”). Notwithstanding the foregoing, at any time prior to obtaining the Stockholder Approval, the Board of Directors may, (1) if the Board of Directors determines in good faith, after consultation with outside counsel and its financial advisor, that the failure to do so would be inconsistent with directors’ fiduciary duties under Applicable Law, make an Adverse Recommendation Change and (2) if the Board of Directors determines in good faith, after consultation with outside counsel and its financial advisor, that a written Acquisition Proposal received by the Company in compliance with Section 6.03(c) constitutes a Superior Proposal, the Board of Directors may, upon termination of this Agreement in accordance with Section 10.01(d)(i), approve and enter into an agreement relating to such Superior Proposal, but subject to the satisfaction of the following: (i) the Company shall have provided prior written notice to Parent, at least four Business Days in advance, of its or the Board of Directors’ intention to take such actions, which notice shall specify the material terms of the Acquisition Proposal received by the Company that constitutes a Superior Proposal, including a copy of the relevant proposed transaction agreements with, and the identity of, the party making the Acquisition Proposal; (ii) after providing such notice and prior to taking such actions, the Company shall, and shall cause its Representatives to, negotiate with Parent and Merger Subsidiary in good faith (to the extent Parent and Merger Subsidiary desire to negotiate) during such four Business Day period to make such adjustments in the terms and conditions of this Agreement as would permit the Board of Directors to determine that the Acquisition Proposal no longer constitutes a Superior Proposal; and (iii) the Board of Directors shall have considered in good faith any changes to this Agreement that may be offered in writing by Parent by 11:59 PM Pacific Time on the fourth Business Day of such four Business Day period in a manner that would form a binding contract (including the complete form of definitive acquisition agreement executed on behalf of Parent and all exhibits and other attachments thereto, and subject only to acceptance by the Company by countersignature on behalf of the Company and those conditions set forth therein) if accepted by the Company and shall have determined in good faith after consultation with outside counsel and financial advisors that the Acquisition Proposal received by the Company would continue to constitute, or would result in, a Superior Proposal if such changes offered in writing by Parent were given effect; provided, however, the Board of Directors may not terminate this Agreement pursuant to this Section 6.03(e) (or Section 10.01(d)(i)) unless the Superior Proposal giving rise to the Adverse Recommendation Change did not result from a breach by the Company of this Section 6.03. In the event of any material revisions to the Superior Proposal, the Company shall be required to deliver a new written notice to Parent pursuant to the foregoing clause (i) and to comply again with the requirements of this Section 6.03(e) with respect to such new written notice.

(f) For purposes of this Agreement, an “Acquisition Proposal” means any inquiry, offer or proposal, or any indication of interest in making an offer or proposal, made by a Person or group at any time which is structured (i) to permit such Person or group to acquire beneficial ownership of (A) 20% or more of the Company’s consolidated assets of the Company, or to which more than 20% of the Company’s revenues or earnings on a consolidated basis are attributable, or (B) 20% or more of the combined voting power of the shares of Company Common Stock, (ii) as a tender offer or exchange offer that if consummated would result in such Person or group beneficially owning 20% or more of the combined voting power of the shares of Company Common Stock, (iv) as a merger, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries, or (v) as any combination of the foregoing types of transactions if the sum of percentage of the consolidated assets, consolidated revenues or earnings and Company Common Stock involved is more than 20%; in each case other than transactions contemplated by this Agreement. For purposes of this Agreement, a “Superior Proposal” means any bona fide written Acquisition Proposal that (x) is on terms that the Board of Directors determines (after consultation with its outside counsel and financial advisor) are more favorable to the Company’s stockholders from a financial point of view, taking into account all of the legal, financial (including the financing terms of such proposal), regulatory and other aspects of such Acquisition Proposal (including the likelihood and timing of consummation thereof) and this Agreement (including any changes in the terms of this Agreement committed to by the Parent to the Company in writing in response to such Acquisition Proposal or otherwise), and (y) which the Board of Directors has determined in its good faith judgment (after consultation with the Company’s outside counsel and financial advisor and after taking into account all legal, financial (including the financing terms of such proposal), regulatory and other aspects of the proposal) is reasonably likely to be consummated (if accepted), except that the references to “20%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”.

(g) Nothing contained in this Section 6.03 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or 14e-2 promulgated under the Exchange Act if, in the good faith judgment of the Company’s Board of Directors failure to so disclose would be inconsistent with its obligations under Applicable Law; provided, however, any disclosure other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, an express rejection of any applicable Acquisition Proposal or an express reaffirmation of its recommendation to its stockholders in favor of the Merger shall be deemed to be an Adverse Recommendation Change.

Section 6.04. Access to Information

(a) From the date hereof until the earlier of (x) the Effective Time and (y) the date of termination of this Agreement, and subject to the Confidentiality Agreement dated August 4, 2011 (as amended to the date hereof, the “Confidentiality Agreement”) between the Company and Parent, the Company shall give to Parent and its Representatives reasonable access to the offices, properties, books, records, Contracts, Governmental Authorizations, documents, directors, officers and employees of the Company and its Subsidiaries, provided, that (i) any such access pursuant to this Section 6.04 shall be coordinated through the Company or its designated Representatives, and (ii) Parent and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operation of the Company or its Subsidiaries or otherwise cause any unreasonable interference with the prompt and timely discharge by the employees of the Company and its Subsidiaries of their normal duties. Notwithstanding any of the foregoing, the Company may restrict the foregoing access to the extent that any Applicable Law or Contract requires the Company to restrict or prohibit access to any such properties or information, or such disclosure would, based on the advice of such party’s counsel, result in a waiver of attorney-client privilege, work product doctrine or any other applicable privilege applicable to such information, it being understood that the parties shall use reasonable best efforts to cause such information to be provided in a manner that would not contravene any Applicable Law or result in violation of applicable privilege. Parent agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 6.04 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement.

(b) Prior to the Effective Time, all information obtained by Parent pursuant to this Section 6.04 shall be kept confidential in accordance with the Confidentiality Agreement.

Section 6.05. FIRPTA Certificate. The Company shall deliver to Parent on the Closing Date, in the form attached hereto as Exhibit D, a certification pursuant to the Treasury regulations under Sections 1445 and 897 of the Code to the effect that the Company is not a United States real property holding corporation.

Section 6.06. Director Resignations.

The Company shall deliver to Parent on the Closing Date, in a form reasonably satisfactory to Parent, resignation letters of the members of the Board of Directors, effective at or prior to the Effective Time.

ARTICLE 7

COVENANTS OF PARENT

Section 7.01. Obligations of Merger Subsidiary.

Parent shall cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 7.02. Voting of Shares.

(a) Parent shall vote any Company Shares beneficially owned by it or any of its Subsidiaries in favor of adoption of this Agreement at the Stockholder Meeting.

(b) Immediately following the execution of this Agreement, Parent shall execute and deliver in accordance with the DGCL and in its capacity as the sole shareholder of Merger Subsidiary, a written consent adopting the Agreement.

Section 7.03. Director and Officer Liability.

(a) From and after the Effective Time, the Surviving Corporation shall (and the Parent shall cause the Surviving Corporation to), to the fullest extent permitted under Applicable Law, indemnify, defend and hold harmless, and provide advancement of expenses to, each current and former director and officer of the Company and its Subsidiaries (each, an “Indemnified Person”) against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of the Company or any Subsidiary of the Company prior to the Effective Time, whether asserted or claimed prior to, or at or after, the Effective Time to the same extent as provided in their respective certificate of incorporation or bylaws (or comparable organizational documents) and any indemnification or other agreements of the Company or any of its Subsidiaries as in effect on the date of this Agreement (copies of which have been made available to Parent prior to the date hereof). Copies of such agreements shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time, and shall survive the Merger and shall continue in full force and effect in accordance with their terms, and Parent shall cause the Surviving Corporation to comply with and honor the foregoing obligations; provided that such obligations shall be subject to any limitation imposed from time to time under Applicable Law.

(b) Subject to Section 7.03(c), for six years after the Effective Time, the Surviving Corporation shall (and the Parent shall cause the Surviving Corporation to) maintain officers’ and directors’ liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Indemnified Person currently covered by the Company’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable in the aggregate than those of such policy in effect on the date hereof; provided that in satisfying its obligation under this Section 7.03(b), the Surviving Corporation shall not be obligated to pay annual premiums in excess of 200% of the current annual premium paid by the Company for such existing insurance, which amount is set forth in Section 7.03(b) of the Company Disclosure Schedule; provided further that if such insurance cannot be so maintained or obtained at such cost, the Surviving Corporation shall maintain or obtain as much of such insurance as can be so maintained or obtained at an annual cost equal to 200% of the current annual premium paid by the Company for such existing insurance.

(c) Parent may fulfill its obligations under Section 7.03(b) by directing the Company to purchase prior to the Effective Time, a six year prepaid “tail policy” on terms and conditions providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance maintained by the Company and its Subsidiaries on the date of this Agreement with respect to matters arising at or before the Effective Time (the “Prepaid Tail Policy”). Furthermore, the Company is expressly authorized by Parent (although not required) to purchase the Prepaid Tail Policy at or prior to the Effective Time; provided, the Company shall provide Parent not less than five days written notice prior to committing to such purchase. Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, maintain the Prepaid Tail Policy in full force and effect for its full term.

(d) The rights of each Indemnified Person under Section 7.03(b) shall be in addition to any rights such Person may have under the certificate of incorporation or bylaws of the Company or the comparable governing documents of any of its any of its Subsidiaries as in effect on the date of this Agreement (copies of which have been made available to Parent prior to the date hereof), under the DGCL or any other Applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries as in effect on the date of this Agreement (copies of which have been made available to Parent prior to the date hereof). For six years after the Effective Time, Parent shall (and shall cause the Surviving Corporation and its Subsidiaries to) cause the certificate of incorporation and bylaws (and other comparable governing documents) of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, advancement of expenses and exculpation that are at least as favorable to the Indemnified Persons as the indemnification, advancement of expenses and exculpation provisions contained in the certificate of incorporation and bylaws (or other comparable governing documents) of the Company and its Subsidiaries immediately prior to the date of this Agreement (copies of which have been made available to Parent prior to the date hereof), and such provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of individuals who were covered by such provisions, except as required by Applicable Law. The rights of each Indemnified Person under this Section 7.03 shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

Section 7.04. Takeover Laws.

If any Takeover Law is or may become applicable to the Merger or the other transactions contemplated by this Agreement, the parties shall use commercially reasonable efforts to (a) take such actions as are reasonably necessary so that the transactions contemplated hereunder may be consummated as promptly as practicable on the terms contemplated hereby and (b) otherwise take all such actions as are reasonably necessary to eliminate or minimize the effects of any such Takeover Law on the Merger or such transactions.

Section 7.05. Employee Benefits.

(a) For a period of twelve months following the Closing Date, Parent shall provide, or shall cause the Surviving Corporation to provide, employees of the Company or any of its Subsidiaries who become employees of the Surviving Corporation or any of its Subsidiaries (“Continuing Employees”) with compensation and benefits that are, in the aggregate, substantially comparable to the compensation and benefits being provided to Company employees immediately prior to the Effective Time (other than equity incentive awards).

(b) Continuing Employees shall receive service credit for all purposes, including eligibility to participate and vesting (but not for accrual purposes under any defined benefit pension plan), under any benefit plan of the Surviving Corporation or any of its Subsidiaries under which such Continuing Employees may be eligible to participate on or after the Effective Time, to the same extent recognized by the Company or any of its Subsidiaries under comparable Company Benefit Plans immediately prior to the Effective Time; provided, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit.

(c) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation, its Subsidiaries and any successor thereto to honor the Company’s and its Subsidiaries obligations under the plans and agreements identified in Section 7.05(c) of the Company Disclosure Schedule, in accordance with their respective terms as in effect immediately prior to the Effective Time.

(d) With respect to any benefit plan of the Surviving Corporation or its Subsidiaries that is a welfare benefit plan, program or arrangement and in which a Continuing Employee may be eligible to participate on or after the Effective Time, Parent shall, or it shall cause the Surviving Corporation and its Subsidiaries to, (i) waive, or use commercially reasonable efforts to cause its insurance carrier to waive, any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting period requirements, if any, with respect to participation and coverage requirements applicable to each Continuing Employee under such benefit plan to the same extent waived or satisfied under a comparable Company Benefit Plan in which such Continuing Employee participated immediately prior to the Effective Time, and (ii) provide credit to each Continuing Employee (and his/her beneficiaries) for any co-payments, deductibles and out-of-pocket expenses paid by such Continuing Employee (or his/her beneficiaries) under the comparable Company Benefit Plan during the relevant plan year in which the Continuing Employee is transferred from such Company Benefit Plan to the comparable plan of the Surviving Corporation or its Affiliate, up to and including the effective time of such transfer.

(e) Prior to the Effective Time, the Board of Directors, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is a covered person of the Company for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“Section 16”) of Company Common Stock or Company Stock Options (or Company Common Stock acquired upon the vesting of any Company stock based awards) pursuant to this Agreement and the Merger shall be an exempt transaction for purposes of Section 16.

(f) No provision of this Section 7.05 or any other provision in this Agreement shall create any third party beneficiary or other rights in any employee or former employee (or any beneficiary or dependent thereof) of the Company or any of its Affiliates in respect of continued employment (or resumption of employment) with Parent or the Surviving Corporation, or any of their Affiliates, and no provision of this Section 7.05 or any other provision in this Agreement shall create any such rights in any such individuals in respect of any benefits that may be provided, directly or indirectly, under any Company Benefit Plan or any plan or benefit arrangement that may be established by Parent or any of its Affiliates. Nothing in this Agreement shall be interpreted to establish, promise to establish or amend any “employee benefit plan” within the meaning of Section 3(3) of ERISA. Subject to applicable Law, no provision of this Agreement shall constitute a limitation on rights to amend, modify or terminate, either before or after Closing, any Company Benefit Plan of the Company or any of its Affiliates.

ARTICLE 8

COVENANTS OF PARENT AND THE COMPANY

The parties hereto agree that:

Section 8.01. Commercially Reasonable Efforts.

(a) Subject to the terms and conditions of this Agreement, the Company and Parent shall use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and Applicable Law to consummate the Merger and the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtaining and maintaining all approvals, waivers, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party, and (iii) the execution and delivery of any additional instruments that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement.

(b) In furtherance and not in limitation of the foregoing, each of Parent and the Company shall, if required under Applicable Law, (i)(A) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within ten Business Days of the date hereof, and (B) make an appropriate filing pursuant to any applicable Foreign Competition Law with respect to the transactions contemplated hereby as promptly as practicable and in any event before the expiration of any legal deadline, and (ii) supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act or any applicable Foreign Competition Law and take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act or any applicable Foreign Competition Law as soon as practicable.

(c) Each of Parent and the Company shall (i) promptly notify each other party hereto of any written or oral communication to that party or its Affiliates from any Governmental Authority and, subject to Applicable Law, permit each other party to review in advance any proposed written communication to any Governmental Authority, in each case concerning this Agreement or the transactions contemplated hereby, (ii) keep the other party reasonably informed of any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning this Agreement or the transactions contemplated hereby, and (iii) subject to all applicable privileges, including the attorney-client privilege, furnish each other party with copies of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) between them and their Affiliates and their respective Representatives, on the one hand, and any Governmental Authority or members of their respective staffs, on the other hand, concerning this Agreement and the transactions contemplated hereby. Without limiting the generality of the foregoing, the Company shall provide Parent the opportunity to participate in the defense of any Proceeding against the Company and/or its directors relating to the transactions contemplated by this Agreement and will obtain the prior written consent of Parent prior to settling or satisfying any such Proceeding (which consent shall not to be unreasonably withheld, conditioned or delayed).

(d) Notwithstanding anything to the contrary herein, nothing in this Agreement shall require Parent or any of its Affiliates or Subsidiaries to (i) agree to or to effect any divesture or hold-separate order, or enter into any license or similar agreement with respect to, or agree to restrict its ownership or operation of, any business or assets of the Company or any of its Affiliates or Subsidiaries or of Parent or any of its Affiliates or Subsidiaries, (ii) enter into, amend, or agree to enter into or amend, any Contracts of the Company or any of its Affiliates or Subsidiaries or of Parent or any of its Affiliates or Subsidiaries, (iii) otherwise waive, abandon or alter any material rights or obligations of the Company or any of its Affiliates or Subsidiaries or of Parent or any of its Affiliates or Subsidiaries or (iv) file or defend any lawsuit, appeal any judgment or contest any temporary, preliminary or permanent order or injunction issued in any proceeding initiated by a Governmental Authority or by any other party.

(e) The Company shall use commercially reasonable efforts to take the action specified on Section 8.01(e) of the Company Disclosure Schedule as promptly as practicable after the date hereof. The parties agree that the failure of the Company to achieve an outcome satisfactory to Parent with respect to the matters set on Section 8.01(e) of the Company Disclosure Schedule (after use of commercially reasonable efforts to do so) shall not constitute a basis for (i) delaying the consummation of the transactions contemplated by this Agreement or (ii) the termination of this Agreement.

Section 8.02. Certain Filings. The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Company Disclosure Documents, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement, and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Company Disclosure Documents and seeking timely to obtain any such actions, consents, approvals or waivers.

Section 8.03. Public Announcements.

The initial press release with respect to the execution of this Agreement shall be a joint press release. Thereafter, unless and until an Adverse Recommendation Change has occurred, so long as this Agreement is in effect, each of the Company, Parent and Merger Subsidiary agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior consent of the Company and Parent (which consent shall not be unreasonably withheld, delayed or conditioned), except as such release or announcement may be required by Applicable Law, any rule or regulation of Nasdaq or as permitted by Section 6.03, in which case the party required to make the release or announcement will, to the extent practicable, promptly inform the other parties hereto in writing in advance of such compelled disclosure. In addition, the Company shall provide Parent with copies of Company Disclosure Documents prior to filing with the SEC and give consideration to comments provided by the Parent to the Company.

Section 8.04. Notices of Certain Events. Each of the Company and Parent shall promptly notify the other party of (a) the occurrence of any event whose occurrence would be reasonably likely to cause either (i) any condition set forth in Article 9 to not be satisfied or (ii) any changes or events having, or that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (b) any written notice or other communication from any Person alleging that the consent or approval of such Person is or may be required in connection with the transactions contemplated by this Agreement or that such transactions otherwise may violate the rights of or confer remedies upon such Person; or (c) any written notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement.

Section 8.05. Financing; Cooperation with Financing.

(a) Parent shall use commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary to arrange the Financing as promptly as practicable following the date of this Agreement and to consummate the Financing on or prior to the Closing Date. Such actions shall include the following: (i) maintaining in effect the Commitment Letter, provided that Parent may replace or amend the Commitment Letter so long as such replacement or amendment would not adversely impact or delay in any material respect the ability of Parent and Merger Subsidiary to consummate the Merger or the Financing (it being specified that no such amendment or replacement would (A) materially expand upon the conditions precedent to the Financing set forth in the Commitment Letter or (B) provide for terms and conditions (including any “flex” provisions) that are, in the aggregate, materially less favorable to Parent and the Company); (ii) participation by Parent in, and assistance with, the preparation of rating agency presentations and meetings with rating agencies; (iii) satisfying on a timely basis all conditions set forth in the Commitment Letter that are within the control of Parent or any of its Affiliates and complying with its obligations thereunder and not taking or failing to take any action that would reasonably be expected to prevent or impede or delay the availability of the Financing; and (iv) negotiating, executing and delivering Financing Documents that reflect the terms contained in the Commitment Letter (including any “market flex” provisions related thereto) or on other terms acceptable to Parent and the Financing Sources that would not adversely impact or delay in any material respect the ability of Parent to consummate the Merger or the Financing. Parent shall give the Company prompt notice of any breach or repudiation by any party to the Commitment Letter or the Financing Documents or any condition not likely to be satisfied, in each case, of which Parent becomes aware or any waiver, amendment or modification of the Commitment Letter or the Financing Documents; provided, that in no event will Parent be under any obligation to disclose any information that is subject to any applicable legal privileges (including the attorney-client privilege). Without limiting Parent’s other obligations under this Section 8.05(a), if a Financing Failure Event occurs Parent shall (i) immediately notify the Company of such Financing Failure Event and the reasons therefor, (ii) in consultation with the Company, use commercially reasonable efforts to obtain alternative financing from alternative financing sources, on terms (including structure, covenants and pricing) not materially less beneficial in the aggregate to Parent, with lenders reasonably satisfactory to Parent in an amount sufficient to consummate the transactions contemplated by this Agreement, as promptly as practicable following the occurrence of such event, and (iii) obtain, and when obtained, provide the Company with a copy of a new financing commitment that provides for such alternative financing. Parent shall keep the Company reasonably informed on a current basis and in reasonable detail of the status of its effort to arrange the Financing and shall provide to the Company copies of all material agreements related to the Financing (excluding fee letters and engagement letters, except to the extent that such documents contain any conditions to funding, “flex” provisions or other substantive provisions (excluding provisions related solely to fees and economic terms agreed to by the parties) regarding the terms and conditions of the Financing). In the event that Parent commences an enforcement action to enforce its rights under the Commitment Letter or the Financing Documents and/or causes the Financing Sources to fund the Financing (any such action, a “Financing Action”), Parent shall (x) keep the Company reasonably informed of the status of the Financing Action and (y) at the request of the Company, shall make Parent’s employees and Representatives (other than any of its investment bankers, financial advisors or Financing Sources) reasonably available to discuss the status of, and material developments with respect to, the Financing Action. Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Agreement shall require, and in no event shall the commercially reasonable efforts of Parent or Merger Sub be deemed or construed to require, either Parent or Merger Subsidiary to threaten, commence or pursue litigation, arbitration or other adversarial proceedings against any Financing Source.

(b) The Company agrees to use commercially reasonable efforts to provide such assistance (and to use commercially reasonable efforts to cause its Subsidiaries and its and their respective Representatives to provide such assistance) with the Financing as is reasonably requested by Parent or the Financing Sources. Such assistance shall include the following: (i) participation in, and assistance with, the Marketing Efforts related to the Financing; (ii) participation by senior management of the Company in, and assistance with, the preparation of a reasonable number of rating agency presentations and meetings with rating agencies; (iii) timely delivery to Parent and the Financing Sources of the Financing Information by the dates set forth in the Commitment Letter; (iv) participation by senior management of the Company in the negotiation, execution and delivery of the Financing Documents; (v) taking such actions as are reasonably requested by Parent or any Financing Source to facilitate the satisfaction on a timely basis of all conditions precedent to obtaining the Financing; (vi) taking all actions as may be required or reasonably requested by Parent or any Financing Source in connection with the repayment of the Existing Debt; (vii) causing its independent auditors to cooperate with the Financing, including by providing the Specified Auditor Assistance; (viii) taking such actions as may be required to permit at least $45,000,000 (less the cost of the premium of the Prepaid Tail Policy and less up to $2,500,000 of the Company’s other out-of-pocket fees and expenses incurred in connection with this Agreement and the Merger and paid prior to the Closing Date) of cash and cash equivalents of the Company and its Subsidiaries to be made available (including, if necessary, by repatriation to the United States (in a manner determined in consultation with Parent)) to finance, in part, the Merger on the Closing Date; (ix) taking such actions as may be required to permit any cash and marketable securities of the Company and its Subsidiaries to be made available to finance, in part, the Merger on the Closing Date; (x) using its commercially reasonable efforts to ensure that the Financing benefits from the existing lending relationships of the Company and its Subsidiaries; and (xi) the Company shall file such reports under the securities laws as may be customary or required for transactions of the type contemplated by this Agreement and the Commitment Letters or reasonably requested by Parent; provided that, until the Closing Date occurs, neither the Company nor any of its Subsidiaries shall (1) be required to pay any commitment or other similar fee, (2) have any liability or any obligation under any credit agreement or any related document or any other agreement or document related to the Financing (or alternative financing that Parent may raise in connection with the transactions contemplated by this Agreement) or (3) be required to incur any other liability in connection with the Financing (or any alternative financing that Parent may raise in connection with the transactions contemplated by this Agreement) unless reimbursed or indemnified by Parent to the reasonable satisfaction of the Company. The Company will provide to Parent and the Financing Sources such information as may be necessary so that the Financing Information and Marketing Material (in each case, to the extent provided by the Company) are complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in the light of the circumstances under which such statements are made, not misleading. The Company hereby consents to the use of all of its and its Subsidiaries’ logos in connection with the Financing. Notwithstanding any other provision set forth herein or in any other agreement between the Company and Parent (or its Affiliates), the Company agrees that Parent and its Affiliates may share non-public or confidential information regarding the Company and its businesses with the Financing Sources, and that Parent, its Affiliates and the Financing Sources may share such information with potential financing sources in connection with any marketing efforts (including any syndication) in connection with the Financing; provided that (I) all non-public or other confidential information provided by the Company or any of its Representatives pursuant to this Section 8.05 shall be kept confidential in accordance with the Confidentiality Agreement, except that Parent and Merger Subsidiary shall be permitted to disclose such information to potential syndicate members during syndication, subject to customary confidentiality undertakings by such potential syndicate members, and (II) the Company shall be permitted a reasonable period to comment on any documents or other information circulated to potential financing sources that contain or are based upon any such nonpublic or other confidential information. Parent (A) shall promptly, upon request by the Company, reimburse the Company for all reasonable out of pocket costs (including reasonable attorneys’ fees) incurred by the Company, any of its Subsidiaries or their respective Representatives in connection with the cooperation of the Company and its Subsidiaries and their Representatives contemplated by this Section 8.05 and (B) shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Financing and any information (other than information provided solely by or on behalf of the Company) used in connection therewith.

(c) Parent shall take all action necessary to enforce the obligations of Guarantor under the Equity Commitment Letter, subject to the terms and conditions thereof.

Section 8.06. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, filings in relation to Intellectual Property, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 8.07. Stockholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, and any related litigation, negotiation or proceedings under the Company’s insurance policies, and no such settlement shall be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

Section 8.08. De-Listing. Prior to the Closing Date, the Company shall cooperate with Parent and use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Applicable Laws and rules and policies of Nasdaq to enable the delisting by the Surviving Corporation of the Company Shares from Nasdaq and the deregistration of the Company Shares under the Exchange Act as promptly as practicable after the Effective Time.

ARTICLE 9

CONDITIONS TO THE MERGER

Section 9.01. Conditions to the Obligations of Each Party. The respective obligations of Parent, Merger Subsidiary and the Company to consummate the transactions contemplated by this Agreement and effect the Merger are subject to the satisfaction of the following conditions, at or prior to the Effective Time unless waived in writing by all parties:

(a) Stockholder Approval shall have been obtained;

(b) No court of competent jurisdiction or other Governmental Authority shall have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits the consummation of the Merger or the transactions contemplated by this Agreement; and

(c) Any waiting period applicable to the Merger under the HSR Act or Foreign Competition Laws shall have terminated or expired, or any approvals under Foreign Competition Laws shall have been obtained.

Section 9.02. Conditions to Obligations of Parent and Merger Subsidiary to Effect the Merger. The obligations of Parent and Merger Subsidiary to consummate the transactions contemplated by this Agreement and effect the Merger are further subject to satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a) The representations and warranties of the Company (i) set forth in Section 4.01(a), Section 4.02(a), Section 4.05, Section 4.28 and Section 4.29 shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time (except in each case to the extent such representations and warranties speak as of another date, in which case such representations and warranties shall be true and correct as of such other date), in each case determined without giving effect to any materiality or Company Material Adverse Effect qualifications contained therein, and (ii) set forth in Article 4 hereof other than those specifically identified in clause (i) of this Section 9.02(a) shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time (except in each case to the extent such representations and warranties speak as of another date, in which case such representations and warranties shall be true and correct as of such other date), except where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, in each case without giving effect to any materiality or Company Material Adverse Effect qualifications contained therein.

(b) The Company shall have performed in all material respects, all of its obligations and abided in all material respects by all the covenants required to be performed and complied with by it under this Agreement at or prior to the Closing.

(c) Parent shall have received a certificate, dated the Closing Date, duly executed on behalf of the Company by an authorized executive officer certifying that the conditions specified in Sections 9.01(a), 9.02(a) and 9.02(b), have been fulfilled.

(d) Since the date of this Agreement, there has not occurred a Company Material Adverse Effect or any event, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e) The Company shall have furnished to Parent the following documents, none of which shall have been withdrawn or suspended:

(i) a certification, duly executed by an authorized officer of the Company, in accordance with Treas. Reg. § 1.1445-2(c)(3) certifying that stock in the Company is not a United States real property interest because the Company is not and has not been a

United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, substantially in the form attached hereto as Exhibit D;

(ii) Option termination agreements with each holder of Company Stock Options set forth on Schedule 4.15(i) of the Company Disclosure Schedule;

(iii) resignation letters duly executed by the members of the Company’s Board of Directors in a form reasonably satisfactory to Parent; and

(iv) an executed payoff letter with respect to the Existing Debt in customary form.

Section 9.03. Conditions to Obligations of the Company to Effect the Merger. The obligations of the Company to consummate the transactions contemplated by this Agreement and effect the Merger are further subject to satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) The representations and warranties of Parent and Merger Subsidiary set forth in Article 5 of this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time (except in each case to the extent such representations and warranties speak as of another date, in which case such representations and warranties shall be true and correct as of such other date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to prevent or materially delay consummation of the Merger.

(b) Each of Parent and Merger Subsidiary shall have performed, in all material respects, all of its obligations and abided in all material respects by all the covenants required to be performed and complied with by it under this Agreement at or prior to the Closing.

(c) Company shall have received a certificate, dated the Closing Date, signed on behalf of the Parent and Merger Subsidiary by an authorized executive officer of Parent certifying that the conditions specified in Sections 9.03(a) and (b), have been fulfilled.

ARTICLE 10

TERMINATION

Section 10.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Closing (notwithstanding any approval of this Agreement by the stockholders of the Company):

(a) by mutual written agreement of the Company, Parent and Merger Subsidiary;

(b) by either the Company or Parent, if:

(i) at any time after October 5, 2012 (the “End Date”) the Effective Time shall not have occurred on or before the close of business on such date; provided that the right to terminate this Agreement pursuant to this 10.01(b)(i) shall not be available to any party whose breach of any representation, warranty. covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the failure of the Effective Time to have occurred on or before the End Date;

(ii) there shall be any Applicable Law or Order that shall have become final and non-appealable that makes consummation of the Merger illegal or otherwise prohibited, or enjoins the Company or Parent from consummating the Merger; provided, that the right to terminate this agreement under this Section 10.01(b)(ii) shall not be available to any party whose failure to perform or comply with its obligations under this Agreement in all material respects has been the cause of, or resulted in, such action; or

(iii) the Stockholder Meeting shall have been held and completed and the Stockholder Approval shall not have been obtained at the Stockholder Meeting at which this Agreement was submitted to the Stockholders of the Company or at any adjournment or postponement thereof.

(c) by Parent, if:

(i) (A) an Adverse Recommendation Change shall have occurred; (B) the Board of Directors of the Company shall have failed to publicly confirm the Board Recommendation within four Business Days of a written request by Parent that it do so; or (C) the Company shall have failed to include in the Proxy Statement the Board Recommendation or a statement to the effect that the Company Board has determined and believes that the Merger is in the best interests of the Company’s stockholders.

(ii) the Company shall have failed to perform, in any material respect, any of its obligations or abided by any of its covenants required to be performed or abided by it under this Agreement or any of the Company’s representations and warranties are or become untrue or incorrect (without regard to materiality qualifiers contained therein) which failure to perform or to be true and correct, (A) would give rise to the failure of a condition set forth in Section 9.02(a) or Section 9.02(b) and (B) is either incurable, or if curable is not cured by the Company by the earlier of (x) 30 days following receipt by the Company of written notice of such breach or failure to perform and (y) the End Date; provided, however, that Parent is not then in material breach of this Agreement; or

(iii) if a Company Material Adverse Effect shall have occurred and be continuing and if curable has not been cured by the Company within 30 days following receipt by the Company of written notice of the occurrence of such event from Parent.

(d) by the Company, if:

(i) subject to complying with the terms of this Agreement, the Board of Directors of the Company authorizes the Company to enter into a binding definitive agreement in respect of a Superior Proposal in compliance with Section 6.03; provided, that the Company shall have paid any amounts due pursuant to Section 10.02 hereof in accordance with the terms, and at the times, specified therein; and provided further, that in the event of such termination, the Company substantially concurrently enters into such binding definitive agreement in respect of such Superior Proposal;

(ii) Parent or Merger Subsidiary shall have failed to perform in any material respects any of its obligations or abided by any of its covenants required to be performed or abided by it under this Agreement or any of Parent’s or Merger Subsidiary’s representations and warranties are or become untrue or incorrect (without regard to materiality qualifiers contained therein) which failure to perform or to be true and correct, (A) would give rise to the failure of a condition set forth in Section 9.03(a) or Section 9.03(b) and (B) is either incurable, or if curable, is not cured by Parent by the earlier of (x) 30 days following receipt by Parent of written notice of such breach or failure to perform and (y) the End Date; provided, however, that the Company is not then in material breach of this Agreement; or

(iii) (A) the conditions set forth in Section 9.01 and Section 9.02 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, provided that each such condition is then capable of being satisfied at a Closing on such date) have been satisfied and remain satisfied, (B) all of the conditions set forth in Section 9.03 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, each of which is then capable of being satisfied at a Closing on such date, and other than by virtue of Parent and Merger Subsidiary failing to effect the Closing) or the Company has confirmed by notice to Parent that it is willing to waive any unsatisfied conditions in Section 9.03 and that the Company stands, and will stand, ready, willing and able to consummate the Merger and has irrevocably confirmed the same in writing to Parent, and (C) Parent and Merger Subsidiary fail to consummate the Merger by the end of the third Business Day after the End Date and the Company stood ready, willing and able to consummate the Merger through the end of such three Business Day period; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 10.01(d)(iii) if the Company is then in breach of any representation, warranty, covenant or agreement hereunder that would result in the Financing being unavailable.

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give written notice of such termination to each other party hereto.

Section 10.02. Effect of Termination.

(a) In the event this Agreement is terminated pursuant to Section 10.01, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become void and of no effect without liability of any party (or any stockholder or Representative of such party) to each other party hereto, except with respect to Section 6.04(b), this Section 10.02, and Article 11; provided, that no such termination shall relieve any party from liability for any damages resulting from fraud or a Willful Breach of this Agreement. As used herein, “Willful Breach”

means a material breach of any representation, warranty or covenant or other agreement set forth in this Agreement that is a consequence of any act or failure to act by the other party with the actual knowledge that the taking of such act or failure to take such act would cause a breach of this Agreement.

(b) If this Agreement is terminated by Parent pursuant to Section 10.01(c)(i), then the Company shall pay to Parent (by wire transfer of immediately available funds) within two Business Days following the occurrence of such termination a fee in an amount equal to $11,000,000 (“Company Termination Fee”).

(c) If (A) an Acquisition Proposal shall have been publicly announced or disclosed and not terminated or withdrawn prior to the termination of this Agreement (or, in the event of termination pursuant to Section 10.01(b)(iii), not terminated or withdrawn at least five Business Days prior to the Stockholder Meeting), (B) this Agreement is terminated by either Parent or the Company, as applicable, pursuant to Sections 10.01(b)(i), 10.01(b)(iii) or 10.01(c)(ii) (with regard to Section 10.01(c)(ii), solely with respect to the failure of the Company to perform any of its covenants or obligations under this Agreement), and (C) within 12 months following the date of such termination, the Company enters into a Contract providing for the implementation of an Acquisition Proposal or consummates an Acquisition Proposal, then the Company shall pay to Parent (by wire transfer of immediately available funds) the Company Termination Fee on or prior to the date on which the Company enters into such Contract or consummates such Acquisition Proposal, as applicable. For purposes of the foregoing clauses (A) and (C) only, references in the definition of the term “Acquisition Proposal” to the figure “20%” will be deemed to be replaced by the figure “50%”.

(d) If this Agreement is terminated by the Company pursuant to Section 10.01(d)(i), then the Company shall pay to Parent (by wire transfer of immediately available funds) the Company Termination Fee concurrently with such termination.

(e) If this Agreement is terminated by either party pursuant to Section 10.01(b)(iii) or by Parent pursuant to Section 10.01(c)(ii) (with respect to the failure of the Company to perform its obligations under Section 6.02), then the Company shall pay to Parent (by wire transfer of immediately available funds) the aggregate amount of all reasonable and documented out-of-pocket fees and expenses (including all attorneys’ fees, accountants’ fees, financial advisory fees and filing fees) actually incurred by or on behalf of Parent on or prior to the date of such termination in connection with the preparation and negotiation of this Agreement and otherwise in connection with the Merger up to a maximum amount of $2,900,000 in the aggregate (the “Parent Expenses”). Payment of the Parent Expenses shall be made within three Business Days after Parent provides the Company with appropriate documentation of such fees and expenses. No amount shall be payable by Company to Parent pursuant to this Section 10.02(e) if a Company Termination Fee has been paid to Parent as a result of the termination of this Agreement prior to or contemporaneously with the time when any payment under this Section 10.02(e) would be due in connection with such termination.

(f) If this Agreement is terminated by the Company pursuant to (i) Section 10.01(d)(ii), because of a breach of Section 5.06 or the failure of Parent to perform or abide by any of covenants in Section 8.05, and at the time of such termination there is no state of facts or circumstances that would reasonably be expected to cause the conditions in Section 9.01, Section 9.02(a), Section 9.02(b) or Section 9.02(d) not to be satisfied by the End Date, or (ii) Section 10.01(d)(iii), then Parent shall pay to the Company (by wire transfer of immediately available funds) within two Business Days following the occurrence of such termination a fee in an amount equal to $20,000,000 (“Parent Termination Fee”).

(g) The parties acknowledge that the agreements contained in this Section 10.02 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, no party would enter into this Agreement. Accordingly, if a party fails to pay any amount due to the other party pursuant to this Section 10.02, when due, the non-paying party shall pay the costs and expenses (including reasonable legal fees and expenses) in connection with any action taken to collect payment (including the prosecution of any lawsuit or other legal action), together with interest on the unpaid amount at the prime rate as published in The Wall Street Journal from the date such amount was first payable to the date it is paid. The parties agree that in no event shall the fees payable pursuant to this Section 10.02 shall be payable on more than one occasion.

(h) The parties agree and understand that payment of the Parent Termination shall constitute liquidated damages in a reasonable amount that will compensate the Company, and that payment of the Company Termination Fee (and, if the Company Termination Fee is payable pursuant to Section 10.02(c), any Parent Expenses theretofore payable) shall constitute liquidated damages in a reasonable amount that will compensate Parent and Merger Subsidiary, in each case, for the respective efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision.

(i) Notwithstanding anything to the contrary in this Agreement, in the event that this Agreement is terminated pursuant to Section 10.01(d)(ii) or Section 10.01(d)(iii) under circumstances where the Parent Termination Fee is payable under Section 10.02(f), the Company’s receipt of the Parent Termination Fee shall be the sole and exclusive remedy of the Company Related Parties against the Parent Related Parties for any losses or damages suffered as a result of any breach of any representation, warranty, covenant or agreement or the failure of the Merger to be consummated. In the event of fraud or a Willful Breach by Parent or Merger Subsidiary, the Company shall be entitled to seek damages against Parent or Merger Subsidiary as set forth in Section 10.02(a), subject to the limitation in the next sentence. In no event, whether or not this Agreement shall have been terminated, shall the Company Related Parties be entitled to monetary damages from the Parent Related Parties in excess of $20,000,000 in the aggregate, inclusive of the Parent Termination Fee (if payable), for all losses and damages arising from or in connection with breaches of this Agreement by Parent or Merger Subsidiary or otherwise relating to or arising out of this Agreement or the transactions contemplated hereby (including the Merger and the Financing).

(ii) Notwithstanding anything herein to the contrary, if Parent or Merger Subsidiary fail to effect the Closing for any or no reason or otherwise breach this Agreement or fail to perform hereunder (in any case, whether willfully, intentionally, unintentionally or otherwise and whether or not the result of a Willful Breach), then except for an order of specific performance as and only to the extent expressly permitted by Section 11.12, the sole and exclusive remedy of the Company Related Parties (whether at law, in equity, in contract, in tort or otherwise) against the Parent Related Parties for any breach, loss or damage shall be for the Company to terminate this Agreement as and only to the extent provided in Section 10.01(d) and receive payment of the Parent Termination Fee, if then payable pursuant to Section 10.02(f), or other amounts, if any, referenced in Section 10.02(h)(i). Upon payment of the Parent Termination Fee, if applicable, or such other amounts, no Person shall have any rights or claims against Parent, Merger Subsidiary or the Guarantor under this Agreement, the Limited Guaranty, the Commitment Letter, or otherwise, whether at law or equity, in contract in tort or otherwise, and no Parent Related Party shall have any further liability relating to or arising out of this Agreement or the transactions contemplated hereby (including the Merger and the Financing), and the Company agrees to cause any action or proceeding pending in connection with this Agreement or the transactions contemplated hereby (including the Merger and the Financing) against Parent or any member of the Parent Related Parties to be dismissed with prejudice promptly, and in any event within five Business Days thereafter. In no event shall the Company seek or permit to be sought any losses from, or otherwise bring any action or proceeding against, any of the Parent Related Parties in connection with this Agreement or the transactions contemplated hereby (including the Merger and the Financing), other than an action or proceeding to recover payment of the Parent Termination Fee or other amounts, if any, referenced in Section 10.02(h)(i), or for specific performance as set forth in Section 11.12. Nothing in this Section 10.02(h)(ii) shall in any way expand or be deemed or construed to expand the circumstances in which Parent or any other member of the Parent Related Parties may be liable under this Agreement or any of the transactions contemplated hereby (including the Merger or the Financing).

(iii) It is acknowledged and agreed that, except for the payment by Parent of the Parent Termination Fee (if payable) or other amounts referenced in Section 10.02(h)(i), none of Parent nor any other member of the Parent Related Parties shall have any liability for any losses to the Company or any other Company Related Party in connection with this Agreement or the transactions contemplated hereby (including the Merger or the Financing), and in no event shall Parent or the other Parent Related Parties be liable for or obligated to pay consequential, special, multiple, punitive or exemplary damages including damages arising from loss of profits, business opportunities or goodwill in respect of any breach or failure to comply with this Agreement or in respect of any of the transactions contemplated hereby (including the Merger or the Financing). While the Company may pursue both a grant of specific performance in accordance with Section 11.12 and the payment of the Parent Termination Fee (if payable) or other amounts referenced in Section 10.02(h)(i), under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance and any money damages, including all or any portion of the Parent Termination Fee.

(iv) Notwithstanding anything to the contrary in this Agreement, in the event that this Agreement is terminated pursuant to Section 10.1(c) or Section 10.1(d)(i) under circumstances where the Company Termination Fee is due and payable under Section

10.02, Parent’s right to terminate and receive the Company Termination Fee (and, if the Company Termination Fee is payable pursuant to Section 10.02(c), any Parent Expenses theretofore payable) shall be the sole and exclusive remedy of Parent or Merger Subsidiary against the Company and its stockholders, Affiliates and Representatives for the loss or damage suffered as a result of the breach of any representation, warranty, covenant or agreement contained in this Agreement by the Company and the failure of the transactions contemplated hereby to be consummated, and upon payment of such amount, none of the Company Related Parties or their respective Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby or thereby. In no event shall the Company or the other Company Related Parties be liable for or obligated to pay consequential, special, multiple, punitive or exemplary damages including damages arising from loss of profits, business opportunities or goodwill in respect of any breach or failure to comply with this Agreement or in respect of any of the transactions contemplated hereby.

(v) Notwithstanding anything to the contrary in this Agreement, no Company Related Party shall (x) have any rights or claims against any of the Financing Sources in connection with this Agreement, the Financing or the transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise (and all such rights and claims are hereby waived by the Company Related Parties) and (y) commence or support any action or proceeding against any Financing Source in connection with this Agreement, the Financing or the transaction contemplated hereby and thereby; provided that, notwithstanding the foregoing, nothing in this Section 10.02(h) shall in any way limit or modify the rights and obligations of Parent or Merger Subsidiary under this Agreement or any Financing Source’s obligations to Parent or Merger Subsidiary under the Commitment Letter.

ARTICLE 11

MISCELLANEOUS

Section 11.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Parent, Merger Subsidiary or Surviving Corporation, to:

Explorer Holdings, Inc.
c/o Genstar Capital LLC Four Embarcadero Center, Suite 1900 San Francisco, CA 94111-4191

Attention: Robert J. Weltman Facsimile No.: (415) 834-2383
E-mail: rweltman@gencap.com with a copy to:

Latham & Watkins LLP
505 Montgomery Street Suite 2000 San Francisco, CA 94111-6538
Attention: Scott Haber, Esq. Facsimile No.: (415) 395-8095 E-mail: scott.haber@lw.com if to the Company, to:

eResearh Technology, Inc.
181 Market Street Suite 1000 Philadelphia, PA 19103-3638

Attention: Jeffrey S. Litwin, M.D. Facsimile No.: (215) 972-0414
E-mail: jlitwin@ert.com with a copy to:

Pepper Hamilton LLP 3000 Two Square Eighteenth and Arch Streets
Philadelphia, PA 19103 Attention: Barry M. Abelson, Esq. Facsimile No.: (215) 689-4803
E-mail: abelsonb@pepperlaw.com

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to each other party hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 11.02. Non-Survival of Representations and Warranties. None of the representations, warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall survive the Effective Time, expect for those covenants and agreements that by their terms apply or are to be performed in whole or in part after the Effective Time.

Section 11.03. Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that after the Stockholder Approval without the further approval of the Company’s stockholders, no such amendment or waiver shall be made or given that requires the approval of the stockholders of the Company under the DGCL unless the required approval is obtained.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 11.04. Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 11.05. Binding Effect; Benefit; Assignment.

(a) This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, other than (i) the provisions of Section 7.03, which shall inure to the benefit of and be enforceable by the Indemnified Persons, (ii) at the Effective Time, the rights of the holders of Company Common Stock to receive the Merger Consideration in accordance with the terms and conditions of this Agreement, (iii) at the Effective Time, the right of the holders of Company Stock Options and Company Restricted Stock Awards to receive the consideration contemplated by the applicable provisions of Section 2.04 in accordance with the terms and conditions of this Agreement, and (iv) the provisions of Section 10.02(h)(v), Section 11.07(b) and Section 11.08 shall inure to the benefit of and be enforceable by the Financing Sources (and those Sections shall not be amended or otherwise modified without the prior written consent of the Financing Sources).

(b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto; provided, however, Parent or Merger Subsidiary may assign any of their respective rights or obligations to any direct or indirect Subsidiary of Parent, but no such assignment shall relieve Parent or Merger Subsidiary, as the case may be, of its obligations hereunder; provided, further, from and after the Effective Time the Agreement may be assigned (in whole but not in part) to an Affiliate of a party hereto, or to a lender of a party as collateral for indebtedness, or in connection with a merger, consolidation, conversion or sale of all or substantially all of the assets of a party hereto, provided that the party making such assignment shall not be released from its obligations hereunder. Any attempted assignment in violation of this Section 11.05(b) shall be void.

Section 11.06. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such State.

Section 11.07. Jurisdiction.

(a) The parties hereto agree that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such Proceeding in any such court or that any such Proceeding brought in any such court has been brought in an inconvenient forum. Process in any such Proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.

(b) Notwithstanding the foregoing, each of the parties hereto hereby agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract of in tort or otherwise, against any Financing Source, or any of its Affiliates or Representatives, in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Financing or the performance thereof, in any forum other than a court of competent jurisdiction located within the Borough of Manhattan in the City of New York, New York, whether a state or Federal court.

Section 11.08. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.09. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 11.10. Entire Agreement. This Agreement, together with the Confidentiality Agreement and the Limited Guaranty, constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to their subject matter.

Section 11.11. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.12. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof or were otherwise breached and that, irrespective of any other rights or remedies that may be available to the parties as provided herein or otherwise, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity. Notwithstanding the foregoing, it is explicitly agreed that the right of the Company to seek an injunction, specific performance or other equitable remedies in connection with enforcing the obligations of Parent and Merger Sub to fund the Merger Consideration or consummate the Merger shall be subject to the requirements that: (i) the Marketing Period has ended and all conditions in Section 9.01 and Section 9.02 have been satisfied (other than those conditions that by their terms are to be satisfied by actions taken at Closing, which shall be capable of being satisfied at Closing) at the time when the Closing would have been required to occur pursuant to Section 1.01, including the proviso therein; (ii) the Financing has been funded in accordance with the terms thereof or will be funded in accordance with the terms thereof at the Closing; and (iii) the Company has irrevocably confirmed that if specific performance is granted and the Financing is funded, then it would take such actions required of it by this Agreement to cause the Closing to occur. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other parties hereto have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.12 shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 11.13. Performance Guarantee. Parent hereby guarantees the due, prompt and faithful performance and discharge by, and compliance with, all of the obligations covenants, terms conditions and undertakings of Merger Subsidiary under this Agreement in accordance with the terms hereof.

ARTICLE 12

DEFINITIONS

Section 12.01. Definitions. (a) As used herein, the following terms have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. As used in this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Applicable Law” means, with respect to any Person, any international, foreign, national, federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Closing Date” means the date of Closing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment Letter” means, collectively, that certain commitment letter, dated as of April 9, 2012, from Credit Suisse AG, Credit Suisse Securities (USA) LLC, Jefferies Finance LLC and Citizens Bank of Pennsylvania and that certain commitment letter, dated as of April 9, 2012, from CDP-Genstar Mezzanine Opportunities, L.P., in each case, as amended, supplemented or replaced in compliance with this Agreement or as required by Section 8.05 following a Financing Failure Event with respect to such commitment letter.

“Company Balance Sheet” means the consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2011.

“Company Balance Sheet Date” means December 31, 2011.

“Company Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company Material Adverse Effect” means (i) any event, occurrence, fact, condition or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to the business, results of operations, condition (financial or otherwise), or assets (including intangible assets) of the Company and its Subsidiaries, taken as a whole, provided, that in no event shall any of the following be taken into account in determining whether a “Company Material Adverse Effect” under this clause (i) has occurred or is likely or expected to occur (except, in the cases of clauses (B), (C) and (D) below, to the extent such event, occurrence, fact, condition or change has a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, when compared to other companies operating in the same industries or locations in which the Company or its Subsidiaries operate): (A) any loss of or adverse change in the relationship of the Company and its Subsidiaries with their respective employees, customers, distributors, licensors, partners or suppliers to the extent caused by the announcement or pendency of the transactions contemplated by this Agreement, including the Merger, (B) general economic, market or political conditions, (C) acts of God, calamities, national or international political or social conditions, including the engagement by any country in hostilities, whether commenced before or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack or other force majeure events, (D) any change affecting any segment of the industry in which the Company and its Subsidiaries operate, (E) any changes in accounting standards, including GAAP, (F) any change in the Company’s stock price or trading volume, or (G) any failure of the Company to meet internal or analysts’ expectations or projections (it being understood that any cause of any such change in paragraph (F) or failure in paragraph (G) may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred), or (ii) any event, occurrence, fact, condition or change that is, or would reasonably be expected to prevent, materially delay or materially impair the ability of the Company to timely consummate the transactions contemplated hereby.

“Company Related Parties” means the Company and its stockholders, holders of other securities, Affiliates, directors, officers, employees, controlling persons and agents.

“Company Restricted Stock Awards” means each outstanding restricted stock award under the Company Stock Plans.

“Company Stock Option” means each outstanding option to purchase shares of Company Common Stock under the Company Stock Plans.

“Contract” means any written or oral contract, agreement, note, bond, indenture, mortgage, guarantee, option, lease, license, sales or purchase order, warranty, commitment or other instrument, obligation or binding arrangement or understanding of any kind.

“Environmental Law” means any Applicable Law or any agreement with any Governmental Authority or other Person, relating to human health and safety, the environment or any Hazardous Substance.

“ERISA Affiliate” means any Person that is included with the Company in a controlled group or affiliated service group under Sections 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934.

“Existing Debt” means Indebtedness outstanding under the Credit Agreement, dated May 27, 2010, between the Company and Citizens Bank of Pennsylvania, including any amendments thereto.

“Financing Documents” means the agreements, documents and certificates contemplated by the Financing, including without limitation: (a) all credit agreements, loan documents, purchase agreements, notes, intercreditor agreements and security documents pursuant to which the Financing will be governed or contemplated by the Commitment Letter; (b) officer, secretary, solvency and perfection certificates, legal opinions, corporate organizational documents, good standing certificates, lien searches, judgment searches, insurance certificates, and resolutions contemplated by the Commitment Letter or requested by Parent or any Financing Source; (c) documents requested by Parent or any Financing Source relating to the repayment of the Existing Debt and the release of related liens, including customary payoff letters and (to the extent required) evidence that notice of such repayment has been timely delivered to the holders of such debt; and (d) agreements, documents or certificates that facilitate the creation, perfection or enforcement of liens securing any portion of the Financing (including original copies of all certificated securities (with transfer powers executed in blank), control agreements, surveys, title insurance, landlord consent and access letters) as are requested by Parent or the applicable Financing Source.

“Financing Failure Event” shall mean any of the following (a) the commitments with respect to all or any portion of the Financing expiring or being terminated, (b) for any reason, all or any portion of the Financing becoming unavailable, (c) a breach or repudiation by any party to the Commitment Letter, (d) it becoming reasonably foreseeable that any of the events set forth in clauses (a) through (c) shall occur, or (e) any party to the Commitment Letter or any Affiliate or agent of such Person shall allege that any of the events set forth in clauses (a) through (c) have occurred, in each case that excuses performance by Parent of its obligations under the Financing and any related fee letter.

“Financing Information” means all information with respect to the business, operations, financial condition, projections and prospects of the Company as may be reasonably requested by Parent or any Financing Source or as may be required to be delivered to satisfy a condition precedent under the Commitment Letter, including (a) (i) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company for the 2009, 2010 and 2011 fiscal years (and, to the extent available, the related unaudited consolidating financial statements) and each subsequent fiscal year ended at least 90 days before the Closing Date, and (ii) unaudited consolidated and (to the extent available) consolidating balance sheets and related statements of income, stockholders’ equity and cash flows of the Company for each subsequent fiscal quarter ended at least 45 days prior to the Closing Date; and (iii) monthly financial statements relating to the Company for each month ended at least 45 days prior to the Closing Date and subsequent to the most recent fiscal quarter in respect of which financial statements have been delivered pursuant to clause (ii) above; and (iv) for the periods required by Rule 3-05(b)(2) of Regulation S-X, all additional audited and unaudited financial statements for all significant completed or probable acquisitions (not otherwise included in the consolidated financial statements of the Company); (b) a pro forma consolidated balance sheet and related pro forma consolidated statements of income and cash flows of the Company as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period for which financial statements are required to be delivered under clause (a) above, prepared after giving effect to the Merger as if the Merger had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements), (c) due diligence information (including, subject to the receipt of customary non-reliance letters, reports prepared by third parties) reasonably requested by any Financing Source in connection with the Marketing Material; (d) all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act of 2001, (e) as promptly as practical, all other financial statements, pro forma financial information, financial data, audit reports and other information of the type required by Regulation S-X and Regulation S-K under the Securities Act and other accounting rules and regulations of the SEC as may reasonably be requested of the type and form customarily included in private placement memoranda pursuant to Rule 144A of the Securities Act, and (f) such other information relating to the Company and its Subsidiaries as is reasonably requested in connection with the Financing.

“Financing Sources” means any lender or prospective lender, lead arranger, arranger, agent or representative of or to Parent, Merger Subsidiary or Guarantor in connection with the Financing, including each lender and arranger party to the Commitment Letter, and their respective former, current or future general or limited partners, controlling parties, stockholders, managers, members, directors, officers, employees, agents or Affiliates.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means (i) any government or any foreign, federal, state, department, local authority, arbitral body or other political subdivision thereof, (ii) any governmental body, agency, authority (including any central bank, taxing authority or transgovernmental or supranational entity or authority), minister or instrumentality (including any court or tribunal) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, or any notified body, (iii) the Financial Industry Regulatory Authority, Inc., or (iv) Nasdaq.

“Governmental Authorizations” means, with respect to any Person, all licenses, permits (including construction permits), certificates, waivers, consents, franchises (including similar authorizations or permits), exemptions, variances, expirations and terminations of any waiting period requirements and other authorizations and approvals issued to such Person by or obtained by such Person from any Governmental Authority, or of which such Person has the benefit under any Applicable Law.

“Hazardous Substance” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance or mixture, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including any substance, waste or material listed or regulated under any Environmental Law, including petroleum or any fraction or by-product thereof, asbestos or asbestos-containing material, radioactive materials, polychlorinated biphenyls, and chlorofluorocarbons.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, collectively, any (i) obligations for borrowed money (including all obligations for principal, interest, premiums, penalties, fees, expenses and breakage costs), (ii) obligation evidenced by any bond, debenture, note, mortgage, indenture or other debt instrument or debt security, (iii) amounts owing as deferred purchase price for the purchase of any property, (iv) all obligations for the reimbursement of letters of credit, bankers’ acceptance or similar credit transactions, (v) any obligations under any currency or interest rate swap, hedge or similar protection device or any other derivative instruments, (vi) guarantees with respect to any indebtedness or obligation of a type described in clauses (i) through (v) above of any other Person.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance, claim, infringement, interference, exclusive license of Intellectual Property, right of first refusal, preemptive right, community property right or other adverse claim of any kind in respect of such property or asset.

“Marketing Efforts” means all activity undertaken (or proposed to be undertaken) in connection with the syndication or other marketing of the Financing, including (a) the direct participation by the Company’s senior management team in (i) the preparation of the Marketing Material and due diligence sessions related thereto and (ii) road shows and a reasonable number of meetings with prospective lenders and debt investors and (b) the delivery of customary authorization letters, confirmations and undertakings in connection with the Marketing Material (including with respect to the presence or absence of material non-public information and accuracy of the information contained therein).

“Marketing Material” means each of the following: (a) customary bank books, information memoranda and other information packages regarding the business, operations, financial condition, projections and prospects of the Company, including all information relating to the transactions contemplated hereunder; and (b) all other marketing material reasonably requested by Parent or the Financing Sources in connection with the syndication or other marketing of the Financing.

“Marketing Period” shall mean the first period of 20 consecutive Business Days during and at the end of which (A) Parent and the Financing Sources shall have received all requested Marketing Material and Financing Information, (B) nothing has occurred and no condition exists that would cause any of the conditions set forth in Sections 9.02(a) and 9.02(b) to fail to be satisfied assuming the Closing were to be scheduled for any time during such 20 consecutive Business Day period, and (C) the conditions set forth in Section 9.01 shall be satisfied; provided, that (w) the Marketing Period shall end on any earlier date that is the date on which the Financing is consummated; (x) the Marketing Period must occur either entirely before or entirely after the period from and including August 20, 2012 through and including September 4, 2012, (y) none of the days during the period from and including July 2, 2012 through and including July 6, 2012 shall be deemed to be a “Business Day” for purposes of calculating the 20 Business Day period, and (z) the Marketing Period shall not be deemed to have commenced if, prior to the completion of the Marketing Period, (1) any Marketing Material (other than the projections contained therein that are made available to Parent by or on behalf of the Company or any of its Representatives) contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made; (2) the Company’s independent registered accounting firm shall have withdrawn its audit opinion with respect to any financial statements contained in the Financing Information, in which case the Marketing Period shall not be deemed to commence any earlier than the time at which a new audit opinion in customary form is issued with respect to the consolidated financial statements for the applicable periods by the Company’s independent registered accounting firm or another independent registered accounting firm reasonably acceptable to Parent, (3) the Company shall have publicly announced any intention to restate any of its financial information, in which case the Marketing Period shall not be deemed to commence any earlier than the time at which such restatement has been completed and the Company SEC Documents have been amended or the Company has announced that it has concluded that no restatement shall be required in accordance with GAAP, (4) the Company shall have failed to file any report with the SEC by the date required under the Exchange Act (provided that any filing that is deemed timely filed pursuant to Rule 12b-25 under the Exchange Act shall be deemed timely filed), in which case the Marketing Period shall not be deemed to commence any earlier than the time at which all such reports have been filed or (5) the financial statements included in the Financing Information that is available to Parent on the first day of any such 20 Business Day period would not be sufficiently current on any day during such 20 Business Day period to permit (a) a registration statement using such financial statements to be declared effective by the SEC on the last day of the 20 Business Day period or (b) the Company’s independent registered accounting firm to issue a customary comfort letter to purchasers (in accordance with its normal practices and procedures) on the last day of the 20 Business Day period, then a new 20 Business Day period shall commence upon Parent receiving updated Financing Information that would be sufficiently current to permit the actions described in (a) and (b) on the last day of such 20 Business Day period.

“Nasdaq” means The NASDAQ Stock Market LLC.

“Order” means, with respect to any Person, any order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority or arbitrator that is binding upon or applicable to such Person or its property.

“Parent Related Parties” means Parent, Merger Subsidiary, the Guarantor, the Financing Sources, and their respective Affiliates, and their respective officers, directors, employees, agents, successors and assigns, and (ii) the former, current and future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, assignees of any Person named in clause (i); and (iii) any future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, assignees of any of the foregoing.

“Permitted Liens” means (i) Liens disclosed on the Company Balance Sheet, (ii) Liens for Taxes not yet due or being contested in good faith by any appropriate Proceedings (and for which an appropriate reserve has been made on the Company Balance Sheet (as adjusted for the passage of time) in accordance with GAAP), (iii) licenses to Intellectual Property granted in the ordinary course of business, and (iv) Liens arising under any lease, sublease or other occupancy agreement of any real property that do not have, individually or in the aggregate, a material effect on the properties to which they relate.

“Person” means any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Authority.

“Privacy and Security Laws” means Applicable Laws regarding collecting, accessing, using, disclosing, electronically transmitting, securing, sharing, transferring and storing Personal Data or other tracking of online consumer behaviors including federal, state or foreign laws or regulations regarding (i) data privacy and information security, (ii) data breach notification (as applicable), (iii) unfair or deceptive practices and (iv) trespass, computer crime and other Laws governing unauthorized access to or use of electronic data.

“Proceeding” means any suit, claim, action, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, review, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Representatives” means, with respect to any Person, the directors, officers, employees, financial advisors, Financing Sources, attorneys, accountants, consultants, agents and other authorized representatives of such Person, acting in such capacity.

“Restricted Stock” means each outstanding, unvested share of restricted Company Common Stock issued under the Company Stock Plans.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended and the rules and regulations promulgated thereunder.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended and the rules and regulations promulgated thereunder.

“Software” means any computer program, operating system, applications system, firmware or software code of any nature, whether operational or under development, including all object code, source code, data files, rules, definitions or methodology derived from the foregoing and any derivations, updates, enhancements and customization of any of the foregoing, whether in machine-readable form, programming language or any other language or symbols and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature.

“Specified Auditor Assistance” means (a) providing customary “comfort letters” (including customary “negative assurances”) and assistance with the due diligence activities of the Financing Sources, (b) providing access to work papers of the Company and other supporting documents as may be reasonably requested by Parent or the Financing Sources, (c) proving customary consents to the inclusion of audit reports in any relevant Marketing Material and related filings with any Governmental Authority, and (d) providing customary consents to references to the auditor as an expert in any Marketing Material and related filings with any Governmental Authority.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at any time directly or indirectly owned by such Person.

“VAT” means value added tax imposed in any member state of the European Union pursuant to EC Council Directive 2006/112 on the common system of value added tax and national legislation implementing that Directive or any predecessor to it or supplemental to that Directive and any other sales or turnover Tax of a similar nature imposed in any country that is not a member of the European Union or any Tax of a similar nature which may be substituted for or levied in addition to it.

(a) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Acquisition Proposal	6.03(f)
Action	4.11(a)
Adverse Recommendation Change	6.03(e)
Agreement	Preamble
Appraisal Shares	2.03
Board Recommendation	4.02(b)
Book Entry Shares	2.02(a)
Certificate of Merger	1.02(a)
Certificates	2.01(a)
Closing	1.01
Closing Date	1.01
Commitment Amount Company	5.06(a) Preamble
Company Benefit Plans	4.15(a)
Company Disclosure Documents	4.09(a)
Company Disclosure Schedule	Article 4
Company Permits	4.18
Company Proxy Statement	4.09(a)
Company SEC Documents	4.07(a)
Company Securities	4.05(c)
Company Shares	2.01(a)
Company Software	4.20(f)
Company Stock Plan	4.05(b)
Company Subsidiary Securities	4.06(a)
Company Termination Fee	10.02(b)
Confidentiality Agreement	6.04
Continuing Employee	7.05(a)
Copyrights	4.20(d)
DGCL	Recitals
Effective Time	1.02(a)
End Date	10.02(b)(i)
Equity Commitment Letter	5.06(c)

Term	Section
ERISA	4.15(a)
Exchange Agent	2.02(a)
Excluded Shares	2.01(b)
FDA	4.24(a)
FDA Permits	4.24(e)
Financing	5.06(a)
Foreign Competition Laws	4.03
German Subsidiaries	4.15(m)
Guarantor	Recitals
Hardware	4.21
Healthcare Laws	4.24(a)
Indemnified Person	7.03(a)
Intellectual Property	4.20(d)
IT Systems	4.22
Limited Guaranty	Recitals
Malicious Code	4.20(f)
Material Contract	4.13(a)
Material Customers	4.25(a)
Material Suppliers	4.25(b)
Merger	Recitals
Merger Consideration	2.01(a)
Merger Subsidiary	Preamble
Multiemployer Plan	4.15(a)
Non-U.S. Plans	4.15(a)
Open Backlog Customer	4.25(a)
Open Contract	4.25(d)
Parent	Preamble
Parent Expenses	10.02(e)
Parent Termination Fee	10.02(e)
Patents	4.20(d)
Personal Data	4.21(a)
Prepaid Tail Policy	7.03(c)
Programs	4.24(c)
Relevant Transfer	4.15(l)
Safety Notices	4.24(i)
Section 16	7.05(e)
Section 262	2.03
Stockholder Approval	4.02(a)
Stockholder Meeting	6.02(a)
Superior Proposal	6.03(f)
Surviving Corporation	1.02(b)
Takeover Laws	4.02(a)
Tax	4.14
Tax Return	4.14
Trademarks	4.20(d)
U.S. Plans	4.15(a)

Term	Section
Willful Breach	10.02(a)

(b) Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References to any statute are to that statute, as amended from time to time, and to the rules and regulations promulgated thereunder. References to “$” and “dollars” are to the currency of the United States. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to a party’s “knowledge” are references to the actual knowledge of the directors and officers of that party after reasonable inquiry, and references to “made available” shall mean that such documents or information referenced shall have been contained in the Company’s electronic data room to which Parent and its counsel had access.

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The parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

EXPLORER HOLDINGS, INC.

By:	/s/ Robert J. Weltman
Name: Robert J. Weltman
Title: President

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

EXPLORER ACQUISITION CORP.

By:	/s/ Robert J. Weltman
Name: Robert J. Weltman
Title: President

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

ERESEARCHTECHNOLOGY, INC.

By:	/s/ Jeffrey J. Litwin
Name: Jeffrey J. Litwin
Title: President and CEO

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]